UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 14A Information

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Autoliv, Inc.
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March 28, 2016

Dear Stockholder,

It is my pleasure to invite you to the 2016 Annual Meeting of Stockholders of Autoliv, Inc. to be held on Tuesday, May 10, 2016 at The Langham, Chicago, 330 North Wabash Avenue, Chicago, Illinois, 60611, commencing at 9:00 a.m. local time.

Information regarding the matters to be voted upon at this year’s Annual Meeting is described in the Notice of Annual Meeting of Stockholders and the Proxy Statement.

It is important that your shares are represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided in the Proxy Statement and in the Notice of Internet Availability of Proxy Materials. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.

A public news release announcing voting results will be published after the Annual Meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2015 is being made available to stockholders with this Proxy Statement. These documents are available at www.autoliv.com.

On behalf of the entire board of directors, we look forward to seeing you at the Annual Meeting.

Sincerely,

Jan Carlson
Chairman of the Board of Directors,
President and Chief Executive Officer

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2016

TO THE STOCKHOLDERS OF AUTOLIV, INC.,

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Autoliv, Inc. (“Autoliv” or the “Company”) will be held on Tuesday, May 10, 2016 commencing at 9:00 a.m. local time at The Langham, Chicago, 330 North Wabash Avenue, Chicago, Illinois, 60611, to consider and vote upon:

1.	Election of nine directors to the Board of Directors of Autoliv for terms of office expiring on the date of the Annual Meeting of Stockholders in 2017 (see page 4 of the accompanying Proxy Statement).

2.	An advisory resolution to approve the compensation of the Company’s named executive officers (see page 51 of the accompanying Proxy Statement).

3.	Ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2016 (see page 51 of the accompanying Proxy Statement).

4.	Any other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 14, 2016 as the record date for the Annual Meeting. All stockholders of record at the close of business on that date are entitled to notice of, and to be present and vote at, the Annual Meeting and at any continuation thereof.

Attendance at the Annual Meeting will be limited to stockholders of record as of the record date, beneficial owners having evidence of ownership as of the record date, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company’s Third Restated By-Laws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors of Autoliv, Inc.:

Lars Sjöbring Group Vice President for Legal Affairs, General Counsel and Secretary

- i -

- ii -

2016 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

Annual Meeting of Stockholders

Time and Date:	Tuesday, May 10, 2016; 9:00 a.m. local time
Location:	The Langham, Chicago, 330 North Wabash Avenue, Chicago, Illinois, 60611
Record Date:	Stockholders as of the close of business on March 14, 2016 are entitled to vote.
Admission:	Please see the instructions on page 1 of this Proxy Statement.

Meeting Agenda and Voting Matters
Proposal	Board’s Voting Recommendation	Page Reference
1. Election of Directors	FOR EACH NOMINEE	4
2. Advisory Vote To Approve Executive Compensation	FOR	51
3. Ratification of Independent Auditors	FOR	51

– PROPOSAL 1 –

Directors of the Company
Name	Age	Director Since	Current Term Expires	Independent	Committees	Other Current Public Co. Boards
Director Nominees for Election (Proposal No. 1)
Robert W. Alspaugh	69	2006	2016	Yes	AC (Chair), CPC	2
Aicha Evans	47	2015	2016	Yes	-	0
Leif Johansson	64	2016	2016	Yes	-	3
David E. Kepler	63	2015	2016	Yes	AC, CPC	2
Franz-Josef Kortüm	65	2014	2016	Yes	AC, CC	1
Xioazhi Liu	60	2011	2016	Yes	NCG, CC	1
George A. Lorch	74	2003	2016	Yes	NCG (Chair), CC	2
Kazuhiko Sakamoto	70	2007	2016	Yes	CPC (Chair), NCG	0
Wolfgang Ziebart	66	2015	2016	Yes	-	2
Directors with Continuing Terms
Jan Carlson	54	2007	2017	No	-	2
James M. Ringler	69	2002	2017	Yes	CC (Chair), NCG	4

AC: Audit Committee	CC: Compensation Committee
NCG: Nominating and Corporate Governance Committee	CPC: Compliance Committee

The Company amended its Restated Certificate of Incorporation in May 2014 to declassify the Board and provide for the annual election of directors. The amendments phase-in the declassification and at the 2017 annual meeting of stockholders, all directors will be elected for one-year terms.

Attendance:	Each director serving in 2015 attended at least 80% of the aggregate number of Board and applicable Committee meetings in 2015.

Governance Highlights:

•     10 Independent Directors

•     Independent Lead Director of the Board

•     Recent Declassification of the Board

•     Diverse Board in Terms of Background, Professional Experience and Skills

•     Annual Board and Committee Self-Evaluations

•     Non-management directors meet in executive session without management present

•     Audit, Nominating and Corporate Governance and Compensation Committees are composed entirely of independent directors

•     Stock Ownership Guidelines for Directors and Executive Officers

•     Active Stockholder Engagement by the Board to solicit feedback and address concerns, including by meeting with a group of large stockholders in August 2015

•     Risk Oversight by Full Board and Committees

•     Company Policy Against Hedging, Short-Selling and Pledging by Executives

– PROPOSAL 2 –

Advisory Vote to Approve Executive Compensation

We are requesting that our stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement. This proposal was supported by approximately 78.2%, 86.6% and 76.5% of the votes cast in each of 2015, 2014 and 2013, respectively. Please see the Compensation Discussion and Analysis, Summary Compensation Table and other tables and disclosures beginning on page 22 of this Proxy Statement for a full discussion of our executive compensation program.

2015 Compensation Decisions

The table below highlights the 2015 total direct compensation for each Named Executive Officer(1).

Named Executive Officer	Base Salary ($)(2)	Annual Bonus ($)(2)	Stock Options ($)	RSUs ($)
Jan Carlson	1,315,627	805,164	212,879	449,312
Mats Wallin	544,702	233,226	79,754	168,333
George Chang	698,835	320,765	79,754	168,333
Steven Fredin	556,000	255,204	79,754	168,333
Lars Sjöbring(3)	82,548	29,470	—	1,338,451

(1)	With the exception of Mr. Peyron, who ceased serving as our Group Vice President Legal Affairs, General Counsel and Secretary as of November 2015.

(2)	For currency exchange rates used, see footnote 1 to the Summary Compensation Table on page 38 of this Proxy Statement.

(3)	Mr. Sjöbring’s $1,338,451 RSU grant vests in five years and was part of a signing package that included a cash bonus of $1,500,000. Amount reflects what Mr. Sjöbring actually received in 2015 as salary. Mr. Sjöbring commenced employment with the Company on November 16, 2015 and would have received $655,000 in base salary had he been Group Vice President Legal Affairs, General Counsel and Secretary for the full year. Pursuant to the terms of his employment agreement, Mr. Sjöbring was eligible to receive a prorated annual bonus with respect to 2015 based on his service in 2015.

Compensation Governance Highlights

•	The Compensation Committee is composed solely of independent directors.

•	We have stock ownership guidelines for our executive officers, including the named executive officers, and our independent directors.

•	The Compensation Committee reviews total compensation calculations in connection with making compensation decisions.

•	We do not provide U.S. tax code Section 280G excise tax “gross ups.”

•	Our equity plan prohibits the repricing of stock options without stockholder approval.

•	The change in control definition contained in our equity plan is not a “liberal” definition that would be activated on only stockholder approval of a transaction.

•	We have a compensation recoupment policy that complies with and goes beyond the parameters described in the Dodd-Frank Act, requiring current and former executives to return incentive compensation that is subsequently determined not to have been earned.

•	The exercise price of options granted under our equity plan is never less than the fair market value (as defined in our equity plan) of our stock on the date of grant.

•

If and when they are offered, change-in-control severance agreements (for executives hired in 2011 and beyond) will include double-trigger change-in-control severance benefits, rather than modified single-trigger arrangements.

•

The Compensation Committee approved a new long-term equity incentive program implemented in 2016, pursuant to which it granted performance shares that will vest based on the Company’s achievement of specified targets over a three-year performance period for the Company’s compound annual growth rate for sales and the Company’s compound annual growth rate for earnings per share relative to compound annual growth rate for Global Light Vehicle Production reported by IHS.

– PROPOSAL 3 –

Ratification of Appointment of Independent Auditors
Type of Fees (Dollars in millions)	2015	2014
Audit Fees	$7.288	$7.335
Audit-Related Fees	$0.182	$0.135
Tax Fees	$0.030	$0.030
All Other Fees	—	—
Total	$7.500	$7.500

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Availability of Proxy Materials on the Internet

Our Board of Directors (the “Board”) made this Proxy Statement and the Company’s Annual Report for the fiscal year ended December 31, 2015 available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Stockholders, to be held on Tuesday, May 10, 2016 commencing at 9:00 a.m. local time at The Langham, Chicago, 330 North Wabash Avenue, Chicago, Illinois, 60611, and at any adjournment thereof (the “2016 Annual Meeting” or the “Annual Meeting”).

General

The date of this Proxy Statement is March 28, 2016, the approximate date on which this Proxy Statement and proxy card are first being mailed and made available on the Internet to stockholders entitled to vote at the Annual Meeting. The Company’s Annual Report for the fiscal year ended December 31, 2015 was first made available to stockholders on February 19, 2016.

Who Can Vote

You are entitled to vote at the Annual Meeting if you were a stockholder of record of our common stock as of the close of business on March 14, 2016 (the “Record Date”). Each stockholder is entitled to one vote for each share of our common stock held on the Record Date. Our stockholders do not have cumulative voting rights.

Shares Outstanding and Quorum

At the close of business on the Record Date, 88,185,485 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. A majority of the shares of our common stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

How to Vote

If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials sent to you. If you requested printed copies of the proxy materials by mail, or have a printed proxy card, you may also vote by filling out the proxy card and returning it in the envelope provided. You may also vote in person at the Annual Meeting.

If you are a beneficial owner of shares held in “street name,” please refer to the instructions provided by your bank, broker or other nominee for voting your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of shares of our common stock as of the Record Date.

How Your Shares Will Be Voted

If you properly complete your proxy card and send it to the Company prior to the taking of the vote at the Annual Meeting, or submit your proxy electronically by Internet or telephone before voting closes, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board: (i) to elect the director nominees listed in “Election of Directors,” (ii) to approve the compensation of the Company’s named executive officers, and (iii) for the ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the 2016 fiscal year.

Voting on Matters Not in Proxy Statement

If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his or her best judgment, which will allow for your proxy to address unforeseen matters that may arise as well as matters incident to the conduct of the Annual Meeting, to the extent permitted by applicable law and the listing rules of the New York Stock Exchange (the “NYSE”). Note, however, that your proxy’s ability to exercise discretionary voting authority under the proxy rules of the U.S. Securities and Exchange Commission (“SEC”) is limited to certain enumerated matters. Because of the Company’s advance notice requirements in its Third Restated By-Laws (the “By-Laws”), discretionary authority would likely only be used for ministerial matters at the Annual Meeting. As of the date of this Proxy Statement, the Company is not aware of any other matters to be acted on at the Annual Meeting other than those matters described in this Proxy Statement.

Revoking Proxies or Changing Your Vote

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting.

Voting Rights of Holders of SDRs

Holders of Autoliv’s Swedish Depository Receipts (“SDRs”) are entitled to vote the shares of common stock of the Company underlying their SDRs at the 2016 Annual Meeting as if they directly held the common stock of the Company. Therefore, each holder of SDRs is entitled to one vote for each share of common stock underlying each SDR held on the Record Date. The General Terms and Conditions of the SDRs were recently amended to remove the custodian’s (Skandinaviska Enskilda Banken AB (publ) (“SEB”)) authority to vote the SDRs on behalf of SDR holders if holders of SDRs did not attend and represent their shares at the Annual Meeting in person or give instructions as to the exercise of their voting rights by proxy. To have their votes counted at the 2016 Annual Meeting, SDR holders must give instructions as to the exercise of their voting rights by proxy or attend and represent their shares of common stock of the Company underlying the SDRs at the Annual Meeting in person.

Non-Voting Shares, Abstentions and Broker “Non-Votes”

Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers do not have discretionary authority to vote on Items 1 and 2 set forth below. Brokers generally have discretionary authority to vote on Item 3 set forth below.

Vote Required to Approve Each Proposal at the Annual Meeting

The following summary describes the vote required to approve each of the proposals at the Annual Meeting.

Item 1:	Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. However, pursuant to the Autoliv, Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the stockholders, the nominee shall promptly offer his or her resignation to the Board for consideration. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept or reject the resignation. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation. Abstentions and broker non-votes will have no effect on the election of directors.

Item 2:	The non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect in determining the outcome of the proposal.

Item 3:	The ratification of the selection of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2016 requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification but will be counted for the purposes of establishing a quorum.

Any other proposal brought before the Annual Meeting (if any) will be decided by a majority of votes represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. Consequently, abstentions will have the same effect as a vote against the matter and broker non-votes will have no effect on determining the outcome of the matter.

Principal Executive Offices

The Company’s mailing address is Box 70381, SE-107 24 Stockholm, Sweden, and its principal executive offices are located at Vasagatan 11, 7th Floor, Stockholm, Sweden, SE-111 20 and Klarabergsviadukten 70, Section C, 6th floor, Stockholm, Sweden SE-111 20. The Company’s telephone number is +46 8 587 20 600.

Solicitation of Proxies

The Company, on behalf of the Board, is soliciting the proxies and will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies. Certain directors, officers and other employees of the Company, not specifically employed for this purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail. In addition, the Company has retained Georgeson LLC to assist in the solicitation of proxies for a fee of $14,500 plus expenses and Euroclear Sweden AB for a fee of SEK 160,000, or approximately $19,000, plus expenses.

ITEM 1 - ELECTION OF DIRECTORS

The By-Laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board has currently fixed the size of the Board at eleven. The Board is divided into two classes (one class of nine members and one class of two members). In previous years, directors in each class have been elected for three-year terms on a rotating basis at the annual meeting of stockholders at which the term for their class expired. However, at the 2014 annual meeting of stockholders, stockholders approved amendments to the Company’s Restated Certificate of Incorporation to declassify the Board and provide for the annual election of all directors. These amendments phase-in the declassification of the Board over a three-year period. Beginning with the 2017 annual meeting of stockholders, the entire Board will be elected annually by stockholders.

Ms. Aicha Evans, Drs. Xiaozhi Liu and Wolfgang Ziebart and Messrs. Robert W. Alspaugh, Leif Johansson, David E. Kepler, Franz-Josef Kortüm, George A. Lorch and Kazuhiko Sakamoto, whose present terms will expire at the time of the Annual Meeting, are nominees for election at the 2016 Annual Meeting. If elected, all of the above nominees would serve until the 2017 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal or death. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, either the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Below is a summary presentation of each director nominated for election at the Annual Meeting or continuing in office until the 2017 annual meeting of stockholders.

Nominees for Directors at the 2016 Annual Meeting

Robert W. Alspaugh, age 69, has been a director of Autoliv since June 2006 and is the Chairman of the Audit Committee and a member of the Compliance Committee. Prior to becoming a director of Autoliv, Mr. Alspaugh had a 36-year career with KPMG, including serving as the senior partner for a diverse array of companies across a broad range of industries. He has worked with global companies both in Europe and Japan, as well as with those headquartered in the United States. Between 2002 and 2005, when he served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of this global organization, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. practice. Mr. Alspaugh also serves on the Boards of Directors of Ball Corporation and Verifone Systems, Inc., both public companies, and DSGI Technologies, Inc. and Triton Containers, both private companies. He graduated summa cum laude from Baylor University in Texas in 1970.

The Board believes Mr. Alspaugh’s technical skills and record of achievement gained through his many years of experience working within the global business community support his re-election to the Board.

Aicha Evans, age 47, has been a director of Autoliv since February 2015. Ms. Evans is currently Corporate Vice President of the Platform Engineering Group and General Manager of the Wireless Platform Research and Development Group at Intel Corporation. In these roles, she is responsible for driving platform engineering for multi-comm products and platforms, including modems, RF, Wi-Fi, GPS, Bluetooth, NFC, FM, LTE, WLAN/WWAN as well as emerging wireless technologies. Previously, she was the general manager of the Intel Mobile Wireless Group where she managed the engineering, software, hardware, strategic planning, and product test teams responsible for providing wireless connectivity ingredients and solutions for all Intel platforms. Prior to Intel, Ms. Evans spent 10 years in various engineering management positions at Rockwell Semiconductors, Conexant and Skyworks. Ms. Evans received a bachelor’s degree in computer engineering from The George Washington University.

The Board believes that Ms. Evans brings to the Board valuable experience gained through service in senior management positions in a number of technology and software companies and extensive knowledge of the technology industry. Her skills and knowledge from within the technology industry support her re-election to the Board.

Leif Johansson, age 64, has been a director of Autoliv since February 2016. From 1997 to 2011, Mr. Johansson served as President and Chief Executive Officer of The Volvo Group. Before joining Volvo, Mr. Johansson held various positions at AB Electrolux, and served as President and Chief Executive Officer from 1994 to 1997. Mr. Johansson has served as Chairman of the Board of Telefonaktiebolaget LM Ericsson since 2011 and Chairman of the Board of Astra Zeneca PLC since 2012. Mr. Johansson is currently a member of the board of directors of Svenska Cellulosa AB SCA; however, he has declined to stand for re-election when his term expires at the 2016 annual meeting of shareholders of Svenska Cellulosa AB SCA. In addition to his service on public company boards, Mr. Johansson is a board member of Ecolean AB, the Chairman of the Royal Swedish Academy of Engineering Science, a board member of the European Round Table of Industrialists, a Delegate of the China Development Forum, a member of the Board of the Boao Forum for Asia and a member of the Advisory Boards of the Mayor of Beijing and of the Governor of Jiangsu. Mr. Johansson holds a Master of Science in Engineering from Chalmers University of Technology in Gothenburg, Sweden.

The Board believes that Mr. Johansson’s extensive executive and directorial experience on several international companies in the automotive, manufacturing and technology industries, combined with the knowledge gained through his service on various industry, economic and advocacy organizations, support his re-election to the Board.

David E. Kepler, age 63, has been a director of Autoliv since February 2015 and is a member of the Audit Committee and Compliance Committee. Mr. Kepler was an Executive Vice President of the Dow Chemical Company, a multinational specialty chemical, advanced materials, agrosciences and plastics company, from March 2008 through January 2015, and in this position held the role of Chief Sustainability Officer and Chief Information Officer. Mr. Kepler joined Dow in 1975, and was appointed its Vice President and CIO in 1998, Corporate Vice President in 2001, assumed responsibility for Business Services in 2004, and was appointed Senior Vice President in 2006. He has also been a member of the boards of directors of TD Bank Group since December 2013 and Teradata Corporation since November 2007. He serves as a trustee of the University of California Berkeley and is the board chairman of the Mid-Michigan Innovation Center. Mr. Kepler graduated from the University of California, Berkeley with a bachelor’s degree in Chemical Engineering.

The Board believes that Mr. Kepler’s executive experience as the chief information officer of a global company with additional expertise in corporate sustainability initiatives and risk management, and stature as a recognized leader in the area of cyber-security are all qualities that support his re-election to the Board.

Franz-Josef Kortüm, age 65, has been a director of Autoliv since March 2014 and is a member of the Audit Committee and Compensation Committee. Prior to joining Autoliv, Mr. Kortüm was Chief Executive Officer of Webasto SE, a producer of automobile roof systems and climate control systems for automobiles, boats and other vehicles, from 1998 to 2012, after joining the company in 1994. Mr. Kortüm was Chief Executive Officer of Audi AG from 1993 to 1994 and, prior to joining Audi, had a 16 year career with what is today Daimler AG in a variety of positions. In addition to his extensive management experience, Mr. Kortüm has served as Vice Chairman of the Supervisory Board of Webasto since 2013, as a Member of the Advisory Board of Brose Fahrzeugteile GmbH & Co. KG since 2005 and as its Chairman since 2013, as a Member of the Supervisory Board of Wacker Chemie since 2003, and as a Member of the Supervisory Board of Schaeffler AG from 2010 to March 2014. From 2004 to 2012 Mr. Kortüm was a Member of the Managing Board of the VDA (German Association of the Automotive Industry). Mr. Kortüm has an MBA-equivalent degree in Business Administration from the Universität Regensburg in Germany.

The Board believes that Mr. Kortüm brings a breadth of knowledge and skills related to the automotive industry to our Board. In addition, his corporate governance experience gained through his service on other boards support his re-election to the Board.

Xiaozhi Liu, age 60, has been a director of Autoliv since November 2011 and is a member of the Compensation Committee and Nominating and Corporate Governance Committee. Dr. Liu began her career in the automotive industry in General Motor’s (“GM”) Delphi operations and has since worked in various executive positions in Germany, China and the U.S., where she rose to the position of Director of Electronics, Controls & Software for GM in Detroit, Chief Engineer and Chief Technology Officer of GM in China and Chairman and Chief Executive Officer of GM Taiwan. Between 2005 and 2006, she was Chief Executive Officer and Vice Chairman of

Fuyao Glass Industry Group Co. Ltd., a public company listed in Shanghai, and was elected as an independent director of Fuyao Glass Industry Group in October 2013. In 2007, she became the President and Chief Executive Officer of NeoTek China, a supplier of automotive chassis and transmission parts, and served as Chairman of the company’s Board of Directors from 2008 through 2011. In 2009, she founded, and is Chief Executive Officer of, her own company, ASL Automobile Science & Technology (Shanghai) Co., Ltd., which introduces and implements globally advanced technologies to Chinese companies. She has a Ph.D. and master’s degree in Chemical Engineering and Electrical Engineering from the German Friedrich-Alexander Universität in Erlangen, Nurembourg and a bachelor’s degree in Electrical Engineering from the Chinese Jiaotong University in Xian.

The Board believes that Dr. Liu brings a unique and valuable set of skills to the Board, based on a combination of her global experience in engineering and technology in Asia, North America and Europe with her extensive management experience in the automotive industry. Dr. Liu’s knowledge and experience supports her re-election to the Board.

George A. Lorch, age 74, has been a director of Autoliv since June 2003 and is the Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Lorch has been Chairman Emeritus of Armstrong Holdings, Inc., a global manufacturer of flooring and ceiling materials, since 2000, having served as Chairman and Chief Executive Officer and in other executive capacities with Armstrong Holdings, Inc. and its predecessor, Armstrong World Industries, Inc., from 1993 to 2000. He was also a director of Williams Companies, Inc. from 2001 until 2011. Mr. Lorch served on the Board of Directors of Pfizer, Inc. until April 2015, where he had been Lead Independent Director since December 2011, served as its Non-Executive Chairman from December 2010 to December 2011, and had been a director since 2000. Mr. Lorch also serves on the Boards of Directors of WPX Energy, Inc. and Masonite International Corporation. Mr. Lorch holds a Bachelor of Science degree in Business Administration from the Virginia Polytechnic Institute.

The Board believes that Mr. Lorch brings a breadth of executive and global business skills and experience to the Board, gained over his many years in operations, sales and marketing and his service as a director of companies in a range of industries. These skills and experiences support Mr. Lorch’s re-election to the Board.

Kazuhiko Sakamoto, age 70, has been a director of Autoliv since August 2007 and is the Chairman of the Compliance Committee and a member of the Nominating and Corporate Governance Committee. Since 2012, Mr. Sakamoto has been an advisor at Pasona Inc., a leading human resources provider in Japan. Mr. Sakamoto was previously a Counselor of Marubeni Construction Material Lease Co. Ltd., a company affiliated with Marubeni Corporation, which is one of Japan’s leading general trading houses, operating import, export, offshore trading and investment activities in various business fields. He was Senior Executive Vice President of Marubeni Corporation from 2006 through 2008. During his nearly 40-year career with Marubeni Corporation, Mr. Sakamoto has held several key positions such as President and Chief Executive Officer of Marubeni America Cooperation. Mr. Sakamoto previously served on the Boards of Directors of Marubeni-Itochu Steel Inc. and Helena Chemical Company. He graduated from the Keio University in 1968 and attended the Harvard University Research Institute for International Affairs in 1991-1992.

The Board believes that Mr. Sakamoto’s extensive business experience in both Asia and North America brings a unique perspective and valuable set of skills that support Mr. Sakamoto’s re-election to the Board.

Wolfgang Ziebart, age 66, has been a director of Autoliv since December 2015. Dr. Ziebart was previously a director of Autoliv from December 2008 through August 2013, at which time he resigned in order to focus on a new position with Jaguar Land Rover, a multinational automotive company, as Director Group Engineering. Dr. Ziebart had a distinguished career within BMW beginning in 1977 which took him to the Board of Management, where he was responsible for R&D and Purchasing. In 2000, he became a Member of the Management Board of Continental AG, an automotive supplier listed on the Frankfurt Stock Exchange. Between 2004 and 2008, he was President and CEO of Infineon Technologies AG, a global semiconductor and system solutions provider listed on the Frankfurt Stock Exchange. Dr. Ziebart is presently employed by Jaguar Land Rover in a consulting role related to vehicle development. Dr. Ziebart also serves on the Board of Directors of ASML and is Chairman of the Supervisory Board of Nordex SE. Dr. Ziebart holds a doctorate degree in mechanical engineering from the Technical University of Munich.

Dr. Ziebart’s extensive knowledge of the automotive industry gained through his years of experience, including his particular experience and skills with engineering and development, supports his re-election to the Board.

Directors Continuing in Office With Terms Expiring at the 2017 Annual Meeting

Jan Carlson, age 55, was appointed a director of Autoliv in May 2007 after becoming President and Chief Executive Officer of Autoliv on April 1, 2007, and has been Chairman of the Board since May 2014. Mr. Carlson joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President of Engineering of Autoliv and a member of the Company’s Executive Committee. Since July 2010, Mr. Carlson has served on the Board of Directors and Compensation Committee of BorgWarner Inc., a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. Since 2010, Mr. Carlson has also served on the board of Teknikföretagen, the Association of Swedish Engineering Industries. In addition, Mr. Carlson was elected to the board of Trelleborg AB in April 2013. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Engineering Physics and Electrical Engineering from the University of Linköping in Sweden.

The Board believes that through his many years of experience with Autoliv, including his current role as President and Chief Executive Officer, Mr. Carlson brings extensive knowledge of the Company, its operations, business and industry to the Board, which supports his continued membership on the Board.

James M. Ringler, age 70, has been a director of Autoliv since January 2002 and is the Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. He was, prior to his retirement, Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in 1999. Mr. Ringler joined Premark in 1990 and served as its Executive Vice President and Chief Operating Officer prior to becoming the Chief Executive Officer in 1996. He serves on the Boards of Directors of Dow Chemical Company, FMC Technologies, Inc. and JBT Corporation, and he is the Chairman of the Board of Teradata Corporation. Mr. Ringler holds a Bachelor of Science degree in Business Administration and an M.B.A. degree in Finance from the State University of New York.

The Board believes that Mr. Ringler’s business and management experience in multiple executive positions at Premark International, Inc. and Illinois Tool Works and his deep knowledge of corporate governance gained through his extensive service on the boards of directors of public companies in a wide variety of industries support Mr. Ringler’s continued membership on the Board.

CORPORATE GOVERNANCE

Stockholder Engagement Efforts

The Company is committed to engaging with the Company’s stockholders throughout the year to ensure that management and the Board understand and consider the issues that matter most to them, to solicit their views and feedback on various matters and to provide perspective on the Company’s policies and practices. During 2015, members of the Company’s management and the Board met with certain of the Company’s stockholders to listen to stockholders and discuss a variety of topics, including corporate governance, compensation, performance, strategy and other matters.

Board Independence

The Board believes that it should generally have no fewer than seven and no more than eleven directors. The Board currently consists of eleven members. The Board has determined that all of the directors and nominees except Mr. Carlson are independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. In making its independence determinations, the Board reviewed (i) information regarding relevant relationships, arrangements or transactions between the Company and each director or parties affiliated with such director, (ii) Company records and (iii) publicly available information. None of the independent directors has a relationship with the Company other than as a director and/or a stockholder of the Company.

Board Leadership Structure and Risk Oversight

Board Leadership

The Board is responsible for selecting the Company’s Chairman of the Board (the “Chairman”) and Chief Executive Officer (the “CEO”). The By-Laws and the Company’s Corporate Governance Guidelines do not require the separation of the positions of the Chairman and the CEO. The Corporate Governance Guidelines permit the Board to determine the most appropriate leadership structure for the Company at any given time and give the Board the ability to choose a Chairman that it deems best for the Company.

The Board periodically evaluates the Company’s leadership structure and determines whether combining or separating the roles of CEO and Chairman is in the best interests of the Company and its stockholders based on circumstances existing at the time. For several years, the Company had separated the positions of CEO and Chairman and had an independent Chairman, although the Board has utilized different structures in the past, including having one person serve as the CEO and the Chairman or having a non-independent Chairman with a lead director.

In May 2014, the Board appointed Jan Carlson to serve as the Chairman, in addition to his role as CEO. The Board believes the combined role of CEO and Chairman under Mr. Carlson is the appropriate leadership structure for the Company at this time. Combining the CEO and Chairman roles under Mr. Carlson provides efficient and effective decision-making and unified leadership for the Company, with a single person setting the tone for management of the Company. Mr. Carlson is well-suited to serve in the Chairman role because his familiarity with the Company’s business enables him to effectively lead the Board in its discussion, consideration and execution of the Company’s strategy. The Board believes that combining the CEO and Chairman roles under Mr. Carlson facilitates the flow of information between the Board and the Company’s management and better enables the Board to fulfill its oversight role in these circumstances.

In considering its leadership structure, the Board believes that the combined roles of Chairman and CEO are appropriately balanced by the designation of a Lead Director with substantive responsibilities. In May 2014, the Board appointed George A. Lorch as Lead Independent Director to serve as the principal liaison between the Chairman and the other independent directors and to provide independent leadership of the Board’s affairs on behalf of the Company’s stockholders. Mr. Lorch was re-appointed to this position in May 2015. Mr. Lorch presides over the executive sessions of the independent directors. The duties of the Lead Independent Director include, but are not necessarily limited to, the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including chairing executive sessions of the non-management directors;

•	Serves as liaison between the non-management directors and the Chairman;

•	Has the authority to call meetings of the non-management directors;

•

Approves meeting agendas of the full Board after they are prepared by the Chairman, assures that there is sufficient time for discussion of all agenda items, and facilitates approval of the number and frequency of Board meetings;

•

Is regularly apprised of inquiries from stockholders and involved in correspondence responding to these inquiries when appropriate, and if requested by stockholders, ensures that he or she is available, when appropriate, for consultation and direct communication;

•

Assists the Nominating and Corporate Governance Committee in its annual evaluation of the CEO’s effectiveness as Chairman and CEO, including an annual evaluation of his or her interactions with the directors and ability to provide leadership and direction to the full Board; and

•	Approves information sent to the Board, including the quality and timeliness of such information.

Risk Oversight

The Board is responsible for the oversight of risk management of the Company with various aspects of risk oversight delegated to its committees. The Audit Committee is responsible for monitoring financial risk and discussing risk oversight and management as part of its obligations under the NYSE’s listing standards. The Audit Committee also receives enterprise risk management reports from management on a regular basis. The Compliance Committee is responsible for monitoring legal and regulatory risks as well as ethical and other compliance risks. The Audit Committee and the Compliance Committee regularly coordinate oversight of risks identified in the enterprise risk management reports. In its meetings, the Board receives reports from various Board committees and management, including the CEO and the Company’s Chief Financial Officer (“CFO”) regarding the main strategic, operational and financial risks the Company is facing and the steps that management is taking to address and mitigate such risks. Additionally, the Board will receive periodic risk related updates from other members of management as necessary.

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Compensation Committee considered, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and the Company’s compensation recoupment policy. The Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings

The Board met five times during the year ended December 31, 2015. All directors serving during 2015 participated in at least 80% of the total number of meetings of the Board and committees on which they served.

Following each of the meetings of the full Board, the independent directors met without management directors (i.e., without Mr. Carlson) participating, for a total of five times in 2015.

Board Compensation

Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or its committees. Non-employee directors receive an annual board retainer and Board and committee chairs, as well as the Lead Director, also receive additional compensation for their commitments. The following table summarizes the 2015 director compensation structure:

Annual Base Retainer
All Non-Employee Directors other than Chairman	$220,000
Non-executive Chairman	$390,000
Lead Director Annual Supplemental Retainer	$30,000
Committee Chair Annual Supplemental Retainers
Audit Committee	$20,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$20,000
Compliance Committee	$20,000

Non-employee directors can elect to defer payment of a pre-determined percentage of their compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan. In 2015, none of the directors elected to defer any of their compensation.

The following table sets forth the compensation that our non-employee directors earned during the year ended December 31, 2015 for services rendered as members of the Board:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)(1)
Robert W. Alspaugh	166,667	73,333	240,000
Aicha Evans	122,222	61,111	183,333
David Kepler	122,222	61,111	183,333
Franz-Josef Kortüm	146,667	73,333	220,000
Xiaozhi Liu	146,667	73,333	220,000
George A. Lorch	196,667	73,333	270,000
James M. Ringler	166,667	73,333	240,000
Kazuhiko Sakamoto	166,667	73,333	240,000
Wolfgang Ziebart(3)	-	-	-

(1)	Director compensation is set in USD and converted to director’s local currency, as applicable, at the then-current exchange rate on the date of payment.

(2)	On February 15, 2016, the non-employee directors were granted fully-vested shares of the Company’s common stock as payment of one-third of the 2015 annual retainer. The numbers reflect the aggregate grant-date fair value of the stock, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (FASB Topic 718).

(3)	Dr. Ziebart was appointed to the Board on December 17, 2015. Because he did not complete a full month of service, under the terms of the Director Compensation Policy, he did not receive any compensation during 2015.

For 2015, under the Company’s Director Compensation Policy, one-third of the annual retainer for our non-employee directors was paid in fully-vested shares of our common stock at the beginning of the year following the year of service. In 2015, the non-employee director stock ownership policy required each non-employee director to acquire and hold shares of our common stock in an amount equivalent to one year’s annual retainer. Also in 2015 and since the policy’s adoption in 2012, non-employee directors had three years to reach the new ownership requirements. Under the policy in 2015, any newly-appointed or elected non-employee director had until January 1 of the fourth year after the date such non-employee director is appointed or elected, as applicable, to reach the minimum ownership requirements.

Effective for 2016, the Board amended the Director Compensation Policy to (i) increase the annual base retainer, lead director annual supplemental retainer, and the Audit Committee chair annual supplemental retainer to $240,000, $40,000 and $30,000, respectively, and (ii) provide that one-half of the annual retainer for our non-employee directors will be paid in fully-vested shares of our common stock at the beginning of the year following the year of service. The Board also revised the non-employee director stock ownership policy to require each non-employee director to acquire and hold shares of our common stock in an amount equivalent to three times the director’s annual base retainer. Directors will have six years to reach the new ownership requirements. Any newly-appointed or elected non-employee director will have until January 1 of the seventh year after the date such non-employee director is appointed or elected, as applicable, to reach the minimum ownership requirements.

Corporate Governance Guidelines and Codes of Conduct and Ethics

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities.

The Board has also adopted a Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board. Since 1998, the Company has also had Standards of Business Conduct and Ethics that apply to all employees of the Company and a Code of Conduct and Ethics for Senior Officers (the Code of Conduct and Ethics for Directors, Code of Conduct and Ethics for Senior Officers and Standards of Business Conduct and Ethics are collectively referred to herein as the “Codes”).

The Company has also adopted a written policy regarding related person transactions (the “Related Person Transactions Policy”), which is part of the Standards of Business Conduct and Ethics. The Company’s Corporate Governance Guidelines, the Codes and the Related Person Transactions Policy, and any amendments or waivers related thereto, are posted on the Company’s website at www.autoliv.com – About Us – Governance – Ethics and Policies, and can also be obtained from the Company in print by request using the contact information below.

Policy on Attending the Annual Meeting

Under the Company’s Corporate Governance Guidelines, the Company’s policy is for all directors to attend the Annual Meeting. All current directors participated in the 2015 annual meeting of stockholders, with the exception of Dr. Liu who could not attend due to a family emergency.

Related Person Transactions

As a general matter, the Company prefers to avoid related person transactions (as defined below). The Company recognizes, however, that certain related person transactions may not be inconsistent with the best interests of the Company and its stockholders.

The Company’s policy is that all related person transactions must be reviewed and approved or ratified by the Audit Committee or, in certain circumstances, its Chairman. As provided in the Related Person Transactions Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any “Related Person” (as defined in the Related Person Transactions Policy) had, has or will have a direct or indirect interest. In determining whether to approve a related person transaction, the Audit Committee considers all of the known relevant facts and circumstances, including the benefit of the transaction to the Company, the terms of the agreement with the Related Person, the possible impact on a director’s independence and the availability of other sources for goods or services comparable to those provided by the Related Person.

Dr. Ziebart, who is nominated for re-election by the stockholders at the Annual Meeting, is employed on a part time basis by Jaguar Land Rover, a multinational automotive company. Jaguar Land Rover is a customer of the Company and sales from the Company to Jaguar Land Rover have been well below 2% of the reported annual revenues of Jaguar Land Rover in each of the last three fiscal years. The Board has determined that Dr. Ziebart is “independent” under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Pursuant to the Related Person Transactions Policy, during the time in which Dr. Ziebart is both a director of the Company and employed by Jaguar Land Rover, the Audit Committee will review and evaluate any transactions between the Company and Jaguar Land Rover. Since the beginning of 2015, no transactions took place or are currently proposed that the Company deemed to require disclosure under Section 404(a) of Regulation S-K.

Communicating with the Board

Any stockholder or other interested party who desires to communicate with the Board, the lead independent director or the independent directors regarding the Company can do so by writing to such person(s) at the following address:

Board/Independent Directors/Directors

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20600

Fax: +46 8 587 20633

E-mail: legalaffairs@autoliv.com

Communications with the Board or the independent directors may be sent anonymously and are not screened. Such communications will be distributed to the specific director(s) requested by the stockholder or interested party, to the Board or to sessions of independent directors as a group, after it has been determined that the content represents a message to the intended recipient(s).

Committees of the Board

There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board has also formed a special Compliance Committee. The Board has determined that all members of the Audit, Compensation, Nominating and Corporate Governance and Compliance Committees qualify as independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. While no formal policy exists regarding CEO and Chairman attendance at committee meetings, the practice of the Board is to invite the CEO and Chairman to attend each committee meeting and excuse them when matters relating to them are discussed. The Lead Director is also invited to attend committee meetings.

The Audit Committee appoints, subject to stockholder ratification, the Company’s independent auditors and is responsible for the compensation, retention and oversight of the work of the independent auditors and for any special assignments given to such auditors. The Audit Committee also (i) reviews the annual audit and its scope, including the independent auditors’ letter of comments and management’s responses thereto; (ii) approves any non-audit services provided to the Company by its independent auditors; (iii) reviews possible violations of the Company’s business ethics and conflicts of interest policies; (iv) reviews any major accounting changes made or contemplated; (v) reviews the effectiveness and efficiency of the Company’s internal audit staff and (vi) monitors financial risk and discusses risk oversight and management as part of its obligations under the NYSE’s listing standards, including receiving enterprise risk management reports from management on a regular basis. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors’ examinations. The Audit Committee is also responsible for the review and approval of related person transactions. Members of this committee are Messrs. Alspaugh (Chairman), Kortüm and Kepler. The Audit Committee met nine times in 2015.

The Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for both advising the Board with respect to the terms of contracts to be entered into with the senior executives of the Company and approving such contracts. The committee also administers the Company’s cash and stock incentive plans and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. Members of this committee are Messrs. Ringler (Chairman), Kortüm and Lorch and Dr. Liu. The Compensation Committee met seven times in 2015.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board by reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness, and developing and implementing the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and Bylaws. Members of this committee are Messrs. Lorch (Chairman), Ringler and Sakamoto and Dr. Liu. The Nominating and Corporate Governance Committee met four times in 2015.

The Compliance Committee was formed as a special committee of the Board in June 2011 to assist the Board in overseeing the Company’s compliance program with respect to (i) compliance with the laws and regulations applicable to the Company’s business and (ii) compliance with the Company’s Standards of Business Conduct and Ethics and related policies by employees, officers, directors and other agents and associates of the Company that are designed to support lawful and ethical business conduct by the Company and its employees and promote a culture of compliance. The Compliance Committee also oversees the investigation of any alleged noncompliance with law or the Company’s compliance programs policies or procedures that is reported to the

Compliance Committee (except any relating to financial compliance, which are overseen by the Audit Committee). Members of this committee are Messrs. Sakamoto (Chairman), Alspaugh and Kepler. The Compliance Committee works closely with the other committees of the Board and has two members that also serve on the Audit Committee, one of which serves as the Chairman, and one member that also serves on the Nominating and Corporate Governance Committee. The Compliance Committee met four times in 2015.

The following table shows the composition of the committees of the Board:

Board Committee Composition
	January 1 – May 4, 2015	May 4, 2015 – Current
Audit Committee	Robert W. Alspaugh (C) Franz-Josef Kortüm James M. Ringler	Robert W. Alspaugh (C) Franz-Josef Kortüm David E. Kepler
Compensation Committee	James M. Ringler (C) Franz-Josef Kortüm George A. Lorch	James M. Ringler (C) Franz-Josef Kortüm Xiaozhi Liu George A. Lorch
Nominating and Corporate Governance Committee	George A. Lorch (C) Xiaozhi Liu Kazuhiko Sakamoto	George A. Lorch (C) Xiaozhi Liu James M. Ringler Kazuhiko Sakamoto
Compliance Committee	Kazuhiko Sakamoto (C) Robert W. Alspaugh Xiaozhi Liu	Kazuhiko Sakamoto (C) Robert W. Alspaugh David E. Kepler

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee acts pursuant to a written charter. The committee’s current charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Mr. Alspaugh has been determined by the Board to qualify as an “audit committee financial expert” as defined by the SEC. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 with the Company’s management and independent auditors. The Company’s management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on AS No. 16, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors’ independence. The Audit Committee reviews and oversees the independence of the independent auditors and has concluded that the independent auditors’ provision of non-audit services to the Company is compatible with the independent auditors’ independence. In reliance on the reviews and discussions referred to above, the Audit

Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

The Audit Committee can be contacted regarding accounting, internal accounting controls, or auditing matters as follows:

The Audit Committee

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee will receive all such communications after it has been determined that the contents represent a message to the committee.

Robert W. Alspaugh, Chairman

Franz-Josef Kortüm

David E. Kepler

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals who are qualified to serve as directors of the Company and on committees of the Board. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees and is responsible for maintaining the Company’s Corporate Governance Guidelines and overseeing the evaluation of the Board and its committees and members of the Company’s management.

The Nominating and Corporate Governance Committee acts pursuant to a written charter. A copy of the committee’s charter is available on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee considered and recommended that Mr. Robert W. Alspaugh, Ms. Aicha Evans, Mr. Leif Johansson, Mr. David E. Kepler, Mr. Franz-Josef Kortüm, Dr. Xiaozhi Liu, Mr. George A. Lorch, Mr. Kazuhiko Sakamoto, and Dr. Wolfgang Ziebart be nominated for election by the stockholders at the Annual Meeting. Ms. Evans, Dr. Liu, Dr. Ziebart and Messrs. Alspaugh, Johansson, Kepler, Kortüm, Lorch and Sakamoto are each “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided such nomination is submitted to the committee within the time period set forth in Article II, Section 6 of the By-Laws. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the candidates, including the following: candidate has (i) attained a position of leadership in the candidate’s area of expertise, (ii) business and financial experience relevant to the Company, (iii) demonstrated sound business judgment, (iv) expertise relevant to the Company’s lines of business, (v) independence from management, (vi) the ability to serve on standing committees and (vii) the ability to serve the interests of all stockholders. The Nominating and Corporate Governance Committee routinely considers board candidates with a broad range of educational and professional experiences from a variety of countries. While the Board has no separate formal policy, the Company’s Corporate Governance Guidelines provide that the backgrounds and experiences of the director nominees shall reflect the global operations of the Company. The current Board consists of directors who are citizens of or reside in multiple countries including the United States, Sweden, Japan, China and Germany and directors with a wide range of management, operating, finance and engineering skills. The Nominating and Corporate Governance Committee, the Board and the Company place a high priority on diversity, with a particular emphasis on seeking out individuals with a wide variety of management, operating, engineering, technology and finance experiences and skills as well as individuals from the Company’s different operating regions. The Nominating and Corporate Governance Committee continues to look for opportunities to further progress its diversity initiatives.

The Nominating and Corporate Governance Committee identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above. The Nominating and Corporate Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee collects and reviews publicly available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairman of the committee or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered to serve on the Board, the Nominating and Corporate Governance Committee will request information from the candidate, review the candidate’s accomplishments and qualifications in light of the qualifications of any individuals the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder.

The Nominating and Corporate Governance Committee can be contacted as follows:

The Nominating and Corporate Governance Committee

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

George A. Lorch, Chairman

Xiaozhi Liu

James M. Ringler

Kazuhiko Sakamoto

Compensation Committee Duties, Procedures and Policies

The Compensation Committee acts pursuant to a written charter. The charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Compensation Committee is responsible for (i) reviewing annually the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; (ii) evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, together with the other independent directors, determining and approving the Chief Executive Officer’s compensation level based on this evaluation; (iii) evaluating annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and setting the compensation of such other executive officers based on this evaluation; (iv) evaluating annually the appropriate level of compensation for Board and committee service by non-employee directors; (v) reviewing and approving any severance or termination arrangements to be made with any executive officer of the Company; (vi) reviewing perquisites or other personal benefits to the Company’s executive officers and directors and recommending any changes to the Board; (vii) reviewing and discussing with management the CD&A, beginning on page 22 of this Proxy Statement, and based on that review and discussion, recommending to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; (viii) preparing the Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; and (ix) reviewing the description of the Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement or annual report on Form 10-K.

The Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation. In June 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its new independent advisor. The Compensation Committee also engaged an independent advisor, Mr. Gerrit Aronson, for part of 2015. Both Mr. Aronson and FW Cook reported directly to the Compensation Committee with respect to executive compensation matters, and neither Mr. Aronson nor FW Cook provided any additional services to the Company in 2015. In 2015, the Company engaged Towers Watson as a compensation consultant. In addition to advising the Company with respect to executive compensation matters, Towers Watson provided certain additional services to the Company (primarily, the conduction of an employee quality culture survey). The Company paid Towers Watson a total of approximately $225,346 for services provided in 2015, $182,346 of which was for Towers Watson’s additional services unrelated to executive compensation and $43,000 of which was for Towers Watson’s executive compensation-related services. For additional information regarding the role of each of these compensation consultants and the scope of their engagement, see page 30 of this Proxy Statement.

The Compensation Committee considered the independence of Towers Watson, Mr. Aronson and FW Cook in light of the SEC rules and NYSE listing standards. The Compensation Committee also received a letter from each of Towers Watson, Mr. Aronson and FW Cook addressing their independence. The Compensation Committee considered the following factors in determining the independence of the compensation consultants: (i) other services provided to the Company by each of Towers Watson, Mr. Aronson and FW Cook; (ii) fees paid by the Company as a percentage of each consultant’s total revenue; (iii) policies or procedures maintained by Towers Watson, Mr. Aronson and FW Cook that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between the Company’s executive officers and Mr. Aronson, Towers Watson, FW Cook or the individual consultants involved in the engagement. The Compensation Committee discussed these independence factors and concluded that the work of Towers Watson, Mr. Aronson and FW Cook did not raise any conflicts of interest.

The Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. Under the Company’s 1997 Stock Incentive Plan, as amended and restated (the “1997 Plan”), the Compensation Committee may, to the extent that any such action will not prevent the 1997 Plan from complying with applicable rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate. In addition, the Compensation Committee has delegated the authority to determine certain grants under the Company’s long-term incentive plan to the CEO, subject to established grant limits. The Compensation Committee reviews the compensation levels set by the CEO under the long-term incentive program.

The Group Vice President for Human Resources of the Company generally acts as Secretary of the Compensation Committee.

The Compensation Committee can be contacted as follows:

The Compensation Committee

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on the Company’s Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers either served on the compensation committee of such entity or served as a director of the Company.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2015 Annual Report on Form 10-K.

James M. Ringler, Chairman

Franz-Josef Kortüm

Xiaozhi Liu

George A. Lorch

The Swedish Corporate Governance Code

Swedish companies with shares admitted to trading on a regulated market in Sweden, including the NASDAQ OMX Stockholm Exchange (the “OMX”), are subject to the Swedish Corporate Governance Code (the “Swedish Code”). This is a codification of “best practices” for Swedish listed companies based on Swedish practices and circumstances. The Swedish Code follows a “comply or disclose” approach; its recommendations are not binding on companies but if its recommendations are not complied with, the deviation must be explained. A non-Swedish company listed in Sweden can elect to either apply the Swedish Code or the corresponding local rules and codes where the company’s shares have their primary listing or where the company is headquartered. As a Delaware corporation with its primary listing on the NYSE, the Company has elected to apply U.S. corporate governance rules and standards. These U.S. rules and standards are described in the “Corporate Governance” section beginning on page 88 of the Company’s Annual Report for the fiscal year ended December 31, 2015. In addition, this Proxy Statement provides detailed information on various subjects covered by the Swedish Code.

[1]	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Forward-Looking Statements

This Proxy Statement contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements including, without limitation, management’s examination of historical operating trends and data as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements.

In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “will,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation: changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; changes in general industry and market conditions or regional growth or decline; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies; consolidations or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding requirements for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation; our ability to protect our intellectual property rights or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report for the fiscal year ended December 31, 2015.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Jan Carlson, Chairman of the Board, President and Chief Executive Officer, can be found on page 7 of this Proxy Statement):

Henrik Arrland, age 48, Group Vice President Purchasing since September 2011. From 2009 until his appointment to this position, Mr. Arrland was Director for Production of Axles worldwide at Scania, the heavy truck maker. From 1990 through 1995, he was Sourcing Manager in Global Purchasing at Scania. He joined Autoliv in

1995 and held the position of Manager for Purchasing Coordination until 1997. From 1997 through 1998, he was Purchasing Manager at ITT Flygt, the global submersible pump supplier within ITT Group, after which he returned to Scania as Purchasing Manager for Cabs in Global Purchasing. In 2001, he was promoted to Purchasing Director in Trucks and Buses for Scania Latin America located in São Paulo, Brazil and in 2005 to Purchasing Director Powertrain in Scania Global Purchasing. Mr. Arrland has a Polytechnic College Exam and holds a Bachelor’s Degree in Business and Administration from Stockholm University.

Chang Ket Leong (“George Chang”), age 51, President, Passive Safety since September 2014. As previously announced, Mr. Chang is expected to step down as the Company’s President, Passive Safety prior to the end of June 2016. Mr. Chang previously served as President Autoliv Asia since April 2012 after holding the position of President of Autoliv China. Mr. Chang has worked for Autoliv since 1997 when he started as Regional Purchasing Manager for Autoliv Asia Pacific. Mr. Chang holds a Bachelor Degree in Mechanical (Aeronautical) Engineering from the University of Technology in Malaysia and an MBA from the Heriot Watt University in Edinburgh, Scotland.

Karin Eliasson, age 54, Group Vice President Human Resources since August 2014. Prior to joining Autoliv Ms. Eliasson was Senior Vice President and Head of Group Human Resources at TeliaSonera AB, a leading Nordic and Baltic telecommunications company, since 2008. Prior to joining TeliaSonera, Ms. Eliasson was Senior Vice President Human Resources at Svenska Cellulosa Aktiebolaget, SCA. She has previously been the CEO of Novare Human Capital AB and Vice President Organizational Development at Stora Enso AB. Ms. Eliasson is a board member of PRI Pensionsgaranti and Vice Chairman of assembly of representatives, Skandia. She holds a Bachelor of Science in Human Resources from Mid Sweden University, Sweden.

Steven Fredin, age 54, Group Vice President Sales & Engineering since September 2014, after being President Autoliv Americas since March 2011 and Vice President Engineering previous to that. Mr. Fredin has worked for Autoliv since 1988 and has been a key technical leader in virtually all of Autoliv’s product areas. Mr. Fredin has also served as Director Global System Development of the Company and Vice President of Seatbelt Development for Autoliv North America. Mr. Fredin holds a Bachelor of Science degree in Mechanical Engineering from Michigan Technological University.

Thomas Jönsson, age 49, Group Vice President of Corporate Communications since May 2013. Prior to joining Autoliv on January 21, 2013, Mr. Jönsson was Vice President of Brand and External Communications for TeliaSonera, a leading Nordic and Baltic telecommunications company, a position he held from June 2010 to December 2012. Before joining TeliaSonera, Mr. Jönsson had an international career in communications working for Nokia, a global telecommunications company, which he joined in 1999. During his 11 years with Nokia, he held various positions in Sweden, the United Kingdom, Finland, and China. Mr. Jönsson started his career in communications with Intel Corporation in 1996. He studied Business Administration from the University of Stockholm.

Johan Löfvenholm, age 46, Group Vice President Products & Process Development since September 2014, prior to which he was Chief Technology Officer since March 2014 and Vice President Engineering since November 2011. Mr. Löfvenholm has worked for Autoliv since 1995 when he started his career as a trainee. Since then he has held several positions within the Company, such as Product Development Manager of Autoliv Sweden and Tech Center Director of Autoliv Sweden. In December 2004, Mr. Löfvenholm took on a regional responsibility when he was appointed Director of Technical & Marketing for Autoliv Asia Pacific. In this role he was also a member of the Asia Pacific Management Team as well as a member of the Autoliv Research & Development Board. In January 2008, Mr. Löfvenholm was appointed President of Autoliv India and was responsible for all Autoliv operations in India and in parallel also engaged in his previous engineering role. In July 2010, Mr. Löfvenholm took on the position of Vice President Electronics Europe, with responsibility for all passive electronic operations in Europe as well as membership on the Autoliv Europe and Electronics Management Board teams. Mr. Löfvenholm holds a Master of Science in Engineering from Chalmers University of Technology in Gothenburg, Sweden.

Frank Melzer, age 52, President, Electronics since June 2015. Prior to joining Autoliv, Mr. Melzer was Senior Vice President Driver Assistance for the Chassis Systems Division of Robert Bosch GmbH, an automotive components supplier. Mr. Melzer also served as Chief Executive Officer of Bosch Sensortec GmbH, which develops and markets a broad portfolio of micro-electro-mechanical systems (MEMS) based sensors and solutions, from 2004 to 2012. Mr. Melzer holds a Ph.D and a master’s degree in Mechanical Engineering from University of Stuttgart. He also holds an MBA from the Rotman School of Management, University of Toronto, Ontario.

Svante Mogefors, age 61, Group Vice President Quality, since April 2005, after having been Director Corporate Quality of Autoliv AB since 2003. In March 2009, Mr. Mogefors took the additional role of Vice President Manufacturing. Mr. Mogefors initially joined Autoliv in 1985 and has experience in several roles within the Company, including in the areas of product development, process implementations and quality control. Between 1990 and 1996, Mr. Mogefors was for a period President of Lesjöfors Herrljunga AB and for another period President of Moelven E-Modul AB. Mr. Mogefors holds a Master of Science degree from the Chalmers University of Technology in Gothenburg, Sweden.

Jonas Nilsson, age 44, President Autoliv Europe since January 2014. Prior to assuming his current position, Mr. Nilsson was the Senior Vice President of European Operations at IAC Group, a designer and manufacturer of interior products for the global automotive market, since March 2012. Between 2010 and 2012, Mr. Nilsson was the COO at Franke Kitchen Systems group, based in Aarburg, Switzerland, a global designer and marketer of kitchens systems. Between January 2008 and January 2010, Mr. Nilsson was with Visteon as the Director of European Operations at the interiors division as well as the Business Unit Director of the Volvo Trucks, Renault and Nissan divisions. Between December 1999 and January 2008, Mr. Nilsson worked for Lear Corporation in various roles of increasing responsibility such as Plant Manager, Operations Director and Business Unit Director based in Gothenburg, Sweden; Paris, France and Munich, Germany. Mr. Nilsson has a BSc in Engineering from the Chalmers University of Technology in Gothenburg and an EMBA from ECSP Europe.

Lars Sjöbring, age 48, Group Vice President Legal Affairs, General Counsel and Secretary since November 2015. Mr. Sjöbring most recently served as Senior Vice President and General Counsel of Transocean Ltd., a leading international provider of offshore contract drilling services, from March 2014 through November 2015. Prior to his time with Transocean, Mr. Sjöbring served as Autoliv’s Vice President Legal Affairs, General Counsel and Secretary from September 2007 until his resignation from the role in December 2013, and departure from Autoliv in February 2014. Mr. Sjöbring has also held various positions with Telia AB, the predecessor to TeliaSonera AB; Skadden Arps, Slate, Meagher and Flom LLP; and at Nokia Corporation. Mr. Sjöbring holds Master of Law degrees from the University of Lund in Sweden and Amsterdam School of International Relations (ASIR) in the Netherlands; and a Master of Corporate Law degree from Fordham University School of Law in New York. Mr. Sjöbring is admitted to practice law in the State of New York.

Mats Wallin, age 51, Group Vice President Finance and Chief Financial Officer since July 2009. As previously announced, Mr. Wallin will step down as the Company’s Chief Financial Officer and Group Vice President, Finance effective as of a date no later than July 31, 2016. Mr. Wallin previously served as acting Chief Financial Officer of Autoliv for four months during 2008 and as Corporate Controller of Autoliv since 2002.. Mr. Wallin joined Autoliv in 2002, and oversaw the initial implementation of compliance procedures relating to the Sarbanes-Oxley Act of 2002, as amended. Between 1985 and 2002, Mr. Wallin held various positions in ABB, a global leader in power and automation technologies. He holds a Bachelor of Science in Business Administration and Economics from the Uppsala University in Sweden.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2015 for each person known by us to beneficially own more than 5% of our common stock, except where otherwise noted, and as of February 29, 2016 for (i) each of our directors and nominees; (ii) our named executive officers (as defined on page 22 of this Proxy Statement); and (iii) all of our directors, named executive officers and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)

Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Alecta pensionsförsäkring, ömsesidigt(3)	8,462,500	9.6%
Regeringsgatan 107
SE-103 73 Stockholm, Sweden
AMF Pensionsförsäkring AB(4)	4,536,916	5.1%
Klara Södra Kyrkogata 18
SE-113 88, Stockholm, Sweden
Henderson Investment Funds(5)	4,515,213	5.1%
Swedbank Robur Fonder AB(6)	7,195,420	8.2%
SE-105 34, Stockholm, Sweden

Directors and Named Executive Officers
Robert W. Alspaugh	4,447	*
Jan Carlson	110,721	*
George Chang	2,695	*
Aicha Evans	584	*
Steve Fredin	14,135	*
Leif Johansson	12,000	*
David Kepler	584	*
Franz-Josef Kortüm	1,030	*
Xiaozhi Liu	2,569	*
George A. Lorch	3,066	*
Fredrik Peyron(7)	3,418	*
James M. Ringler	3,727	*
Kazuhiko Sakamoto	2,527	*
Lars Sjöbring(8)	0	*
Mats Wallin	13,713	*
Wolfgang Ziebart	819	*

All directors, named executive officers and executive officers as a group (23 individuals)(9)	233,978	*

* Less than 1%

(1)	Based on 88,113,610 shares of the Company’s common stock outstanding as of February 15, 2016. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.

(2)	Includes restricted stock units that vested on February 19, 2016 and shares which the following individuals have the right to acquire upon exercise of options exercisable within 60 days: Jan Carlson, 26,562 shares, Steve Fredin, 9,362 shares, Fredrik Peyron, 3,418 shares, and Mats Wallin, 4,770 shares.

(3)	The number of shares owned was provided by Alecta pensionsförsäkring, ömsesidigt (“Alecta”) pursuant to Amendment No. 6 to its Schedule 13G filed with the SEC on February 1, 2016, indicating beneficial ownership as of December 31, 2015. Alecta reported sole power to vote and dispose of all such shares.

(4)	The number of shares owned was provided by AMF Pensionsförssäkring AB (“AMF”), pursuant to Amendment No. 3 to its Schedule 13G filed with the SEC on February 12, 2016, indicating beneficial ownership as of December 31, 2015. AMF reported sole power to vote and dispose of 2,326,000 shares and shared power to vote and dispose of 2,210,916 shares.

(5)	The number of shares owned by Henderson Investment Funds is based on information known to the Company.

(6)	The number of shares owned was provided by Swedbank Robur Fonder AB pursuant to its Schedule 13G filed with the SEC on February 11, 2016, indicating beneficial ownership as of December 31, 2016. Swedbank Robur Fonder AB reported sole power to vote 6,486,533 shares and sole power to dispose of 7,195,420 shares.

(7)	Mr. Peyron is our former Group VP Legal Affairs, General Counsel and Secretary, and ceased serving in that role as of November 16, 2015.

(8)	Mr. Sjöbring commenced employment with the Company as Group VP Legal Affairs, General Counsel and Secretary on November 16, 2015.

(9)	Includes 87,205 shares issuable upon exercise of options exercisable within 60 days and restricted stock units that vested on February 19, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s “named executive officers” during the last completed fiscal year, and discusses the principles and decisions underlying our executive compensation policies and the most important factors relevant to an analysis of these decisions and policies.

Our Named Executive Officers in 2015

In accordance with the relevant rules and regulations promulgated by the SEC, our “named executive officers” have been identified as the CEO, CFO and three other current executive officers who had the highest total compensation during 2015. In addition, our named executive officers for 2015 include one former executive who has signed a mutual separation agreement with the Company during 2015. These individuals are as follows:

•	Jan Carlson, the CEO,

•	Mats Wallin, the CFO(1),

•	George Chang (President Passive Safety)(1),

•	Steven Fredin (Group Vice President Sales & Engineering),

•	Lars Sjöbring (Group Vice President, Legal Affairs and the General Counsel and Secretary)(2), and

•	Fredrik Peyron (Former Group Vice President, Legal Affairs and the General Counsel and Secretary)(3).

Executive Summary

The following provides a brief overview of our fiscal year 2015 compensation program for our named executive officers:

•

We did not make any significant changes to the Company’s compensation components from 2014 to 2015. Total compensation for our named executive officers in 2015 continued to consist of base salary, annual non-equity incentives, long-term equity incentives and retirement/pension related benefits.

•

In deciding compensation levels during the compensation review at the beginning of 2015, the Compensation Committee’s objective was to approximate the market median (+/- 25%) for base salaries as well as total direct compensation of the relevant market data linked to the country in which the named executive officer was located.

•

The compensation of our named executive officers is significantly affected by our financial results. Our annual non-equity incentive is based on our operating income, and operating income in 2015 was approximately 0.7% higher than operating income in 2014. As a result, each of our named executive officers earned a 102% of target payout for annual non-equity incentive awards in 2015, an increase from the prior year’s payout of 83%.

•

Compared to the grant values in 2014, the grant value of 2015 LTI awards was adjusted upward between 6.6% and 24.1% based on an internal and market related alignment for those NEOs employed during 2014 and, with respect to certain executive officers, as part of the organizational changes to the management and reporting structure of the Company that were announced effective as of September 1, 2014 (the “Reorganization”).

(1)

As previously announced, Mr. Wallin will step down as the Company’s Chief Financial Officer and Group Vice President, Finance, effective as of a date no later than July 31, 2016, and Mr. Chang is expected to step down as the Company’s President, Passive Safety prior to the end of June 2016.

(2)	Mr. Sjöbring commenced employment with the Company on November 16, 2015.

(3)	Mr. Peyron separated from the Company effective November 16, 2015.

•

As part of the ongoing organizational changes to the management and reporting structure introduced in 2014, the Company changed the work location of Mr. Fredin as of August 17, 2015 and, in connection with such relocation, Mr. Fredin entered into an international assignment agreement that reflected the changes in his work location and conditions linked to his expatriation from the United States to Sweden. In addition, as of August 1, 2015, Mr. Chang entered into a supplement to his employment agreement that reflected the relocation of his main office of employment from China to Sweden. A description of the changes to Messrs. Fredin’s and Chang’s compensation arrangements as a result of their relocations is set forth later in this CD&A under the heading “Additional 2015 Compensation Decisions.”

•

A former executive and named executive officer of Autoliv, Mr. Lars Sjöbring was re-employed as of November 16, 2015 as Group Vice President, Legal Affairs and the General Counsel and Secretary of the Board. In connection with his commencement of employment with the Company, Mr. Sjöbring received a cash signing bonus, paid currently, and a time-based cash retention payment, payable on the third anniversary of his employment. In addition, he received an award of restricted stock units which cliff vests after five years. A description of Mr. Sjöbring’s employment arrangement with the Company is set forth in this CD&A under the heading “Additional 2015 Compensation Decisions.”

•

In 2015, the Company entered into mutual separation agreements with its Chief Financial Officer, Mats Wallin and former Group Vice President, Legal Affairs and the General Counsel and Secretary of the Board, Fredrik Peyron. The descriptions of both Mr. Wallin’s and Mr. Peyron’s separation agreements may be found later in this CD&A under the heading “Additional 2015 Compensation Decisions.”

•

As a result of an initiative in 2015 to more closely link the Company’s stock incentive program to the Company’s financial performance, the Compensation Committee approved a new long-term equity incentive program, pursuant to which performance shares will replace stock options. The first grants under the new LTI program were made in February 2016.

Compensation Philosophy

The Company believes that to achieve its strategic and financial objectives, it is necessary to attract, motivate and retain exceptional management talent. In addition, total compensation offered to our executive management should ideally be based on local markets yet provide a shared responsibility for overall Company results which is aligned with the interests of the Company’s stockholders. Our compensation strategy is therefore based on principles of performance, competitiveness and fairness. In furtherance of these objectives, the Company sought a balanced distribution of fixed and variable incentive compensation elements over time by using several components of compensation. The Company believes that such a balanced compensation structure focuses our executive officers on increasing long-term stockholder value while providing fewer incentives for undue risk in the short-term.

We also consider the competitive environment where our significant operations and markets are located in order to provide a compensation package that optimizes value to the participant and cost to the Company. The Compensation Committee and management believe that it is their responsibility to use discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on such factors as:

•	Individual performance and potential relative to market.

•	Long-term succession planning and talent management.

•	Business conditions in our industry or the market overall as well as business or regulatory conditions in the executive’s area of responsibility.

•	Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives.

To meet our compensation philosophy, the compensation programs we provide have the following objectives:

Objective A	Offer total compensation and benefits sufficient to attract, motivate and retain the management talent necessary to ensure the Company’s continued success.

Objective B	Align the interests of the executives and the stockholders.

Objective C	Reward performance in a given year and/or over a sustained period using straightforward programs to communicate our performance expectations.

Objective D	Encourage company-wide cooperation among members of the executive, regional and business unit management teams and throughout the Company.

Key Components of Executive Compensation

With these objectives in mind, our Compensation Committee has built an executive compensation program within a framework that includes four principal compensation components: (i) base salary, (ii) annual non-equity incentives, (iii) equity incentives pursuant to our long-term stock incentive program and (iv) retirement/pension benefits. The Company has also entered into contractual arrangements to specify the Company’s and the executive’s obligations under separation events such as a termination of employment or change in control of the Company.

The Company generally sets cash-based compensation (including for all of our named executive officers) in the local currency of the country of service. Accordingly, the Company set compensation in Swedish kronor (“SEK”) for Messrs. Carlson, Wallin and Peyron, in U.S. dollars (“USD”) for Messrs. Fredin and Sjobring and in Chinese Yuan Renminbi (“CNY”) for Mr. Chang. All amounts have been converted to U.S. dollars using the following exchange rates: 1 USD = 8.3524 SEK = 6.4908 CNY = 0.9143 EUR = 1.3861 CAD. For historic numbers, we have converted the compensation paid in prior years by the same exchange rate in order to facilitate comparison. Thus, while the historic amounts paid do not change, due to fluctuations in exchange rates, amounts reflecting historic figures in this Proxy Statement may differ significantly from disclosure in previous years. We also note that the exchange rate prevailing at the time of the Compensation Committee’s review of compensation may vary significantly from the exchange rates prevailing at the time this Proxy Statement is prepared. As a result, the year-to-year percentage changes in compensation reviewed and approved by the Compensation Committee may differ significantly from the percentage changes in compensation presented in this Proxy Statement due to fluctuations in exchange rates.

Annual Compensation – Base Salary – Supporting Objective A

Purpose. Provides a set level of pay that sustained individual performance warrants. We believe a competitive base salary is important to attract and retain an appropriate caliber of talent for the position.

How We Determine Base Salaries. The initial base salary pay levels are primarily a function of the Compensation Committee’s assessment of:

•	the market where the executive will be located,

•	the compensation required to induce the executive to accept a position at the Company, and

•	the Company’s need to fill the position either internally or externally.

The Compensation Committee also intends for base salary to comprise, on average over time, 40% of total direct compensation for the CEO and 50% for other named executive officers.

Annual Compensation – Annual Non-Equity Incentives – Supporting Objectives A, B, C & D

Purpose. Recognizes short-term performance against established annual financial performance goals of the Company (payable in the year following the year in which it was earned).

How We Determine Annual Non-Equity Incentives. For our named executive officers and other executives, the Company pays an annual non-equity incentive based on a “target amount” and the Company’s “Operating Income.” Target amounts are a percentage of the executive’s base salary, as reflected in the following table.

Annual Non-Equity Incentive Opportunity for Our Named Executive Officers in 2015
Named Executive Officer	Incentive as a % of Base Salary
	Threshold	Target	Maximum
Jan Carlson	0%	60%	120%
Mats Wallin	0%	45%	90%
George Chang	0%	45%	90%
Steven Fredin	0%	45%	90%
Fredrik Peyron(1)	0%	35%	70%
Lars Sjöbring(2)	0%	35%	70%

(1)	Mr. Peyron ceased serving as our Group Vice President Legal Affairs, General Counsel and Secretary as of November 2015 but remained eligible to receive his 2015 non-equity incentive award.

(2)	Pursuant to the terms of his employment agreement, Mr. Sjöbring was eligible to receive a prorated non-equity incentive award with respect to 2015 based on his service in 2015 after joining the Company in November 2015.

The actual annual non-equity incentive awards are determined as a percentage of the target non-equity incentive award per named executive officer based on the Company’s “Operating Income” in the year for which the bonus is calculated compared with the previous year’s Operating Income.

•	Threshold: If the Operating Income is 70% or less of the previous year’s Operating Income, the Company does not pay any annual incentive.

•	Maximum: If the Operating Income is 130% or more of the previous year’s Operating Income, the payment equals two times the target amount, the maximum payout under the program.

•	Target: If the Operating Income is between 70% and 130% of the previous year’s Operating Income, the incentive is calculated through linear interpolation (“along a straight line”) between said levels.

Annual non-equity incentive awards are directly tied to the Company’s performance. Accordingly, over the last several years, the amount of the non-equity incentive awards earned by our named executive officers has varied greatly, as reflected in the table below.

Actual Pay-Out Annual Non-Equity Incentive Program
Year	Pay-Out
2015	1.02 x target
2014	0.83 x target
2013	1.26 x target

The Company believes that using a single, established profit measure provides clear direction to our executives and promotes our goal of a “one Autoliv” approach through shared responsibility for overall results. In addition, the Company believes that a single performance metric enhances the transparency of our annual incentive program and provides easy-to-understand information to our investors. Finally, we believe a metric based on overall Company performance rather than individual or local performance mitigates the risk of excessive risk-taking that could arise from individual performance based incentives. We believe this simple, transparent approach supports good corporate governance, a belief that is evidenced by the program operating largely unchanged for several years.

However, the Company also recognizes that using a single performance metric has limitations. For instance, where the overall market for the Company’s products is impacted by extraordinary economic circumstances, a single performance metric based on profit may result in no annual non-equity incentive awards being attainable, even if the Company out-performs its competitors and the overall market. Similarly, extraordinary, non-recurring events may also impact whether annual non-equity incentive awards are attained or not, resulting in unintended incentives for management. Therefore, the Compensation Committee may exercise its discretion, subject to the terms and conditions of the Company’s compensation plans, to propose certain adjustments to this performance metric. The Compensation Committee has not exercised such discretion in recent years, including in 2015.

Long-Term Incentives – Equity Incentives – Supporting Objectives A, B & C

Purpose. Provides our executive officers with a long-term incentive to build value for our stockholders. Historically, we have awarded both stock options and restricted stock units (RSUs) under the 1997 Plan, which has been approved by our stockholders and is administered by the Compensation Committee. Long-term equity incentives for our named executive officers are intended to represent a significant part of their total direct compensation. In 2015, the stock incentive program had 313 participants, compared to 275 participants in 2014 and 274 in 2013.

Stock options have value only if the stock price increases over time and thus reward creating value for stockholders.

¡

This characteristic ensures that our named executive officers have a meaningful portion of their compensation tied to future stock price increases and that there is an upside incentive for positive stock price performance.

¡	In periods of flat or negative stock performance, however, options provide only limited retention value.

The compensation value of an RSU does not depend solely on future stock price increases. Although the value of an RSU may fluctuate over time based on the stock price, the Company believes that RSUs provide a more powerful tool to retain valuable executives because:

¡	RSUs are easy to understand and communicate;

¡	RSUs balance the issuance of options in that they help to mitigate leverage and reduce the incentive to focus on short-term growth;

¡	by vesting after three years, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value, even in periods of flat or negative stock performance; and

¡	by vesting after three years, RSUs also mitigate excessive risk-taking by focusing management on long-term value creation and avoiding excessive risk taking.

How We Determine Long-Term Equity Incentives. The Compensation Committee determined 2015 grant levels by first reviewing competitive market pay levels and trends provided by the independent compensation consultants, historical grant levels, and the recommendations of our CEO for grants to senior executives. The Compensation Committee then approved the number of stock options and RSUs to be granted to the CEO and to other senior executives (including the other named executive officers). The Compensation Committee delegated the authority for the determination and allocation of certain grants under our long-term incentive plan to the CEO, subject to established grant limits and the Compensation Committee’s review.

The Compensation Committee also considered the resulting total direct compensation of our named executive officers relative to the median levels of total direct compensation of our peer groups or local market data, subject to any modifications the Compensation Committee believed are necessary, based on individual performance, industry conditions and other criteria as discussed in “Compensation Philosophy and Overview” above.

Where deemed necessary, the Compensation Committee may also grant stock incentives for retention or compensation purposes outside the normal annual grant process and/or in connection with new hires.

How We Value Equity Awards. For accounting purposes, and to calculate the grant-date fair value of awards for disclosure in this Proxy Statement, we follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. However, when internally assessing and communicating equity compensation, we use a simplified model which assumes that the value of an RSU is the closing price for a share of our common stock on the NYSE on the day of the grant and that the value of an option is one-third that of an RSU. While admittedly simplified, this provides a simple and understandable tool to communicate the value of equity awards internally.

Annual Grant Date. The annual grant date for our stock incentive program is in the first quarter of the fiscal year, following publication of our fourth quarter financial results. This is done to enhance corporate governance procedures and to avoid unintended burdens to participants as a result of “black-out periods.”

Changes to LTI Program. For information regarding the changes we implemented to our LTI program in 2016, see “Material Changes to 2016 Compensation Program” later in this Compensation Discussion & Analysis.

Retirement/Post-Employment Compensation – Pension / Retirement Benefits – Supporting Objective A

Autoliv operates certain supplemental retirement benefit programs, in addition to the mandatory programs required by local national statutes, and maintains defined benefit or defined contribution plans for our named executive officers that are competitive with customary local practice. The programs’ terms are as follows:

Defined Contribution Programs (individual retirement investment from Company contributions). Since 2007, all newly hired or promoted senior executives participate in defined contribution plans rather than defined benefit plans (with the exception of certain senior executives that participate in location-specific defined benefit plans, as in the case of Mr. Fredin).

The Company contributes a percentage of each executive’s annual base salary to the plan, as follows:

Retirement – Defined Contribution Level As % of annual base salary
Name	Pay-Out
Jan Carlson	48%
Mats Wallin	35%
George Chang(1)	35%
Steve Fredin(2)	See below and “Nonqualified Deferred Compensation” table
Lars Sjöbring(2)	35%
Fredrik Peyron(3)	35%

(1)	Mr. Chang’s defined contribution level increased from 25% to 35% in connection with his relocation as of August 1, 2015.

(2)	Comprises contributions to both 401(k) and non-qualified contribution plans.

(3)	Mr. Peyron ceased serving as our Group Vice President Legal Affairs, General Counsel and Secretary as of November 2015. Pursuant to the terms of his separation agreement, the Company continued to make contributions to the plan through February 29, 2016.

Both Messrs. Fredin and Sjobring participated in a 401(k) plan available to U.S. based employees in 2015. Under this plan, the Company makes an employer matching contribution equal to 100% of the first 3%, and then equal to 50% of the next 2% of employee contributions (expressed as percentage of base pay), up to certain limits. Messrs. Fredin and Sjobring also participated in a non-qualified defined contribution plan.

Defined Benefits Program. Mr. Carlson participated in a Company defined benefit plan prior to becoming CEO. Mr. Fredin participates in a U.S. tax-qualified defined benefit plan, an excess pension plan, and a supplemental defined benefit plan. Additional information regarding these plans is described later under “Pension Benefits.” Other than Messrs. Carlson and Fredin, none of our named executive officers are parties to a defined benefit arrangement with the Company.

Retiree Medical Plan. Mr. Fredin is eligible to participate in a retiree medical plan, available to all employees employed in the United States that were hired prior to January 1, 2004, at which time the plan was frozen to new participants. Effective from December 31, 2014, the retirement arrangement was adjusted so that eligible participants, including Mr. Fredin, are covered by a Health Retirement Account (“HRA”), pursuant to which, upon his attaining age 55 and a minimum of 15 years of service, the Company will provide an annual benefit of $3,000 to an HRA upon retirement prior to age 65 and an annual benefit of $875 to an HRA after age 65. This annual benefit will be reduced if Mr. Fredin retires prior to age 60. This plan may be terminated at any time for both current employees and current retirees/participants with no obligation of benefit payout.

Retirement/Post-Employment Compensation – Change in Control/Severance – Supporting Objectives A & B

Each of our named executive officers has an employment agreement with the Company, pursuant to which he is entitled to certain severance benefits in the event of his termination of employment. A detailed summary of the terms of these agreements is provided on page 45 of this Proxy Statement. In addition, each of our named executive officers, other than Messrs. Sjöbring and Peyron, has a change-in-control (“CiC”) severance agreement with the Company, pursuant to which the executive is entitled to certain severance benefits in the event of his termination of employment in connection with a CiC (which benefits would be in lieu of any benefits under the employment agreement). These arrangements were provided to certain of our most senior executive officers as a competitive pay package component to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. Each of Messrs. Carlson’s and Wallin’s CiC agreements contains a “modified single-trigger,” which means that the executive may terminate his employment for any reason during the 30-day period commencing one year after the CiC and be entitled to severance benefits provided under the CiC agreement. While the Company has not amended their CiC agreements, in December 2010, the Board approved a policy limiting future CiC agreements to a “double-trigger” arrangement, which means that the severance benefit is not provided unless the participant incurs an involuntary termination within a designated period following a CiC. Messrs. Chang’s and Fredin’s CiC agreements are consistent with this policy. In addition, in November 2011, the Board approved a policy providing that new hires will receive CiC severance benefits, if at all, in accordance with local market practice, as opposed to all officers receiving the same CiC severance benefits by reason of being an officer.

Pursuant to the 1997 Plan, outstanding equity awards will become fully vested upon the occurrence of a CiC. The “change-in-control” definition contained in the 1997 Plan and change-in-control severance arrangements is predicated on actual consummation of a corporate transaction, such as a merger, rather than upon stockholder approval of the transaction. This avoids an inadvertent “early trigger” of any CiC provisions should the transaction fail to close.

We do not provide tax gross-up protection for CiC excise taxes (i.e., U.S. taxes under Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”) applied to change-in-control payments that exceed certain amounts) to our named executive officers.

Executive Compensation Responsibilities

Role of the Compensation Committee

The Compensation Committee annually reviews our named executive officers’ pay levels and target incentive opportunities versus the competitive market and considers information provided by the consultants regarding trends, input from the Group Vice President, Human Resources, the CEO’s recommendations as to compensation for our named executive officers (other than himself) and other relevant factors as discussed above in the “Compensation Philosophy and Overview” section.

Role of the Independent Compensation Committee Consultant

The Compensation Committee regularly engages an independent advisor, who reports directly to the Compensation Committee. The independent advisor attends all routine meetings of the Compensation Committee and provides independent perspective and advice to the Compensation Committee on various aspects of the Company’s total compensation system and the market environment in which the Company operates. Additional information regarding the role of the Compensation Committee’s advisor may be found later in this CD&A in the “2015 Executive Compensation Decisions” section.

Role of the Chief Executive Officer

Our CEO regularly participates in the meetings of the Compensation Committee. The CEO and Group Vice President, Human Resources work together to develop a recommendation to present to the Compensation Committee with respect to compensation packages for each of the named executive officers, other than the CEO. As a result, our CEO generally has a significant impact on the compensation paid to the other named executive officers. In addition, the Compensation Committee has delegated the authority for the determination of certain grants to employees other than executive officers under our long-term incentive plan to the CEO, subject to established grant limits. The Compensation Committee regularly holds executive sessions, excusing the CEO from the meeting, to discuss matters related to the CEO’s compensation.

Role of the Management Consultant

Management periodically solicits the advice of external compensation consultants to ensure that the Company’s compensation program is competitive with compensation programs offered by the companies in its peer group and companies in the markets in which the named executive officers are located. In 2015, Towers Watson assisted management with reviewing the Company’s compensation program for executives, as described in more detail below.

Policies that Govern Executive Compensation at Autoliv

Stock Ownership Guidelines. Effective January 1, 2013, the Company adopted stock ownership guidelines for its executive officers. Pursuant to these guidelines, each executive officer is expected to accumulate and hold shares of Company common stock having a value at least equal to (i) 2x his annual base salary, in the case of the CEO, and (ii) 1x annual base salary, in the case of each executive other than the CEO. Executives are expected to make continuous progress toward their respective ownership requirements. Until the executive has satisfied the stock ownership guidelines, he or she will be required to retain 75% of the net shares received upon settlement of restricted stock units granted on or after January 1, 2013. For purposes of these stock ownership guidelines, “net shares” are those shares held by the executive after deducting any shares withheld by the Company or sold by the executive for the sole purpose of satisfying the executive’s tax liabilities and related fees, if any, related to the settlement event.

Policy Against Hedging, Short-Selling and Pledging. Any employee holding Autoliv securities is prohibited from engaging in hedging, short-selling or pledging.

Compensation Recoupment Policy. We have a compensation recoupment policy that complies with and goes beyond the parameters described in the Dodd-Frank Act, requiring current and former executives to return incentive compensation that is subsequently determined not to have been earned.

2015 Executive Compensation Decisions

The Process

The total compensation of our named executive officers is reviewed every year. The Compensation Committee considers changes in the compensation levels after it reviews the relevant peer group or local market data (per position). In addition to market data, the Compensation Committee also reviews the Company’s financial performance, the named executive officers’ individual performance, input from the Group Vice President, Human Resources, and the recommendations of the CEO with respect to the compensation packages for the named executive officers other than himself. The Compensation Committee reviews, provides feedback and approves the final recommendations for the compensation of our named executive officers.

The Compensation Committee reviewed the 2015 compensation for our executives during its meetings held in August 2014, December 2014 and February 2015 and decided on the 2015 compensation levels. The recommendations made to the Compensation Committee by the CEO (except for his own role) have been supported by the comprehensive analysis and market review prepared by Towers Watson.

The Advisors

For the first part of the review process for the 2015 compensation, which included the Committee’s December 2014 and February 2015 meetings, the Compensation Committee engaged the independent advisor, Mr. Gerrit Aronson, who reported directly to the Compensation Committee. During 2015, Mr. Aronson attended the Committee’s February and May meetings of the Compensation Committee. Mr. Aronson provided independent perspective and advice to the Compensation Committee on various aspects of the Company’s total compensation system and the market environment in which the Company operates, including guidance regarding compensation trends and recommendations regarding compensation levels and mix for our executive officers. As further described below, FW Cook attended the Compensation Committee meetings that took place in August, September, October and December of 2015.

In 2014, the Company engaged Towers Watson to assist in setting the compensation for 2015. At the direction of management, Towers Watson was assigned specific tasks related to the compensation of our senior executive officers, including: (i) review of peer group and pay changes in the 2015 employment market, (ii) compilation of peer groups for our named executive officers, and (iii) compensation analysis for the Compensation Committee.

In March 2015, in line with the growing needs of the Company due to its new structure and direction, the Compensation Committee invited a group of executive compensation consultants to submit proposals for the provision of independent compensation consulting services to the Compensation Committee. As a result of the selection process, the Compensation Committee engaged FW Cook as its new independent advisor. Specifically, FW Cook provided to the Compensation Committee: (i) information regarding trends and regulatory developments in executive and director compensation; (ii) market information on compensation levels and practices; (iii) recommendations regarding program design and structure (including with respect to our new LTI program implemented in 2016); and (iv) recommendations regarding compensation for our executive officers and members of our Board of Directors.

The Peer Groups

In line with the principles applicable as of December 2014 for the compensation review of our named executive officers, the Compensation Committee reviewed the most current compensation data available in selected markets. This included local market data from Sweden, China and the United States. Towers Watson used its internal proprietary non-disclosed compensation database to assess local market compensation levels for executive roles operating within the general, high-tech, automotive and manufacturing industries. Such market assessments are based on our named executive officers’ role, characteristics and responsibilities including job function, reporting level and other organizational financial and organizational scope measures, including revenue responsibility, employees, and geographical responsibility. The market data contained information regarding the assessed level of base salary, total cash compensation, total direct compensation and total compensation.

Swedish Peer Group

Messrs. Carlson and Wallin. In considering compensation for 2015 for our named executive officers based in Sweden (Messrs. Carlson and Wallin), the Compensation Committee reviewed market data (base salary, total target cash compensation, total direct compensation and total compensation) from a peer group consisting of large-cap Swedish companies that have global industrial operations of substantial size in major manufacturing markets of North America, Europe and Asia (the “Swedish peer group”) headquartered in Sweden and with executives based in Sweden with Swedish employment conditions. For 2015, the Swedish peer group consisted of the companies listed below, with such information provided by Towers Watson and converted to U.S. dollars using the following exchange rate: 1 USD = 8.3524 SEK.

Swedish Peer Group for 2015
Company	Market Cap (USD in millions)	Revenues (USD in millions)	# of Employees	Industry
Ericsson	32,531	27,223	114,430	Technology
Atlas Copco	28,189	10,044	40,241	Industrials
Volvo	19,046	32,640	95,533	Industrials
Assa Abloy	15,589	5,804	42,556	Industrials
SCA	13,850	10,658	33,535	Consumer Goods
Sandvik	11,557	10,455	47,338	Industrials
Hexagon	8,879	2,521	14,462	Industrials
SKF	7,726	7,614	48,401	Industrials
Alfa Laval	7,392	3,584	16,308	Industrials
Electrolux	7,285	13,068	60,783	Consumer Goods
Skanska	6,928	16,341	57,105	Industrials
Getinge	4,497	3,028	15,183	Health Care
Husqvarna	3,252	3,629	15,076	Consumer Goods
Elekta	2,941	1,280	3,775	Health Care
SAAB	2,322	2,843	14,140	Industrials
Scania (Subsidiary VW)	—	—	40,953	Industrials

U.S. Peer Group

Mr. Fredin. In considering compensation for 2015 for Mr. Fredin, the Compensation Committee reviewed market data (base salary, total target cash compensation, total direct compensation and total compensation) from a peer group consisting of U.S. companies that were selected based on market capitalization, total revenue and number of employees. The companies comprising the 2015 U.S. peer group are listed below.

U.S. Peer Group for 2015
Company	Market Cap (USD in millions)	Revenues (USD in millions)	Headcount	Industry
Rolls Royce Holdings	NA	26,385	55,200	Aerospace and Defense
Faurecia	5,111	24,510	97,419	Auto Parts & Equipment
Eaton Corporation	35,754	22,046	101,000	Electrical Comp. and Equipment
Goodyear	6,486	19,540	69,000	Tires & Rubber
Whirlpool	11,580	18,769	69,000	Household Appliances
Jabil Circuit	3,712	18,308	177,000	Electronic Manufacturing
Bombardier	6,673	18,151	66,850	Aerospace and Defense
TRW	9,040	17,435	67,100	Auto Parts & Equipment
Lear Corp.	6,805	16,234	122,300	Auto Parts & Equipment
Illinois Tool Works	34,555	14,135	51,000	Industrial Machinery

U.S. Peer Group for 2015
Company	Market Cap (USD in millions)	Revenues (USD in millions)	Headcount	Industry
Parker-Hannifin	17,852	13,067	58,151	Industrial Machinery
L-3 Communications	10,218	12,629	48,000	Aerospace and Defense
Textron	10,941	12,104	32,000	Aerospace and Defense
Stanley Black & Decker	12,652	11,001	50,700	Industrial Machinery
Navistar Int.	2,753	10,775	16,269	Construction Machinery
Oshkosh Corp.	4,982	7,446	11,900	Construction Machinery
Visteon Corp.	4,280	7,439	24,000	Auto Parts & Equipment
Borg Warner	14,035	7,437	19,700	Auto Parts & Equipment
Tarex Corp.	4,925	7,084	20,500	Construction Machinery
Federal-Mogul	2,807	6,786	44,275	Auto Parts & Equipment
Dana Holding	3,674	6,769	23,100	Auto Parts & Equipment
Rockwell Automation	17,285	6,454	22,000	Electrical Comp. and Equipment
Spirit AeroSystems	4,014	5,961	15,572	Aerospace and Defense
Harley-Davidson	14,655	5,900	6,400	Motorcycle Manufacturing
Harris Corporation	7,813	4,978	14,000	Communications Equipment
Flowserve Corp.	10,779	4,955	18,000	Industrial Machinery
Int. Automotive Components	NA	4,858	27,000	Auto Parts & Equipment
Excelis	3,615	4,816	17,200	Aerospace and Defense
Harman Int. Industries	7,212	4,744	12,221	Consumer Electronics
SPX Corp.	4,412	4,717	14,000	Industrial Machinery
Rockwell Collins	10,770	4,619	18,300	Aerospace and Defense
Alliant Tech Systems	4,524	4,583	16,000	Aerospace and Defense
Timken	5,418	4,341	19,052	Industrial Machinery
Science Applications	1,833	4,335	13,000	IT Consulting
The Gates Corp.	NA	NA	13,433	Industrial Machinery

Chinese Peer Group

Mr. Chang. In considering compensation for 2015 for Mr. Chang, the Compensation Committee reviewed a Towers Watson’s market assessment. Towers Watson compiled the assessment using Shanghai market compensation data drawn from its internal general industry database with parent and subsidiary company compensation data for selected executives with similar employment characteristics and responsibilities as Mr. Chang within general, automotive and high-tech industries. These employment characteristics and responsibilities include job function, reporting level, and other organizational measures (including revenue responsibility, employees, and geographical responsibility). The companies comprising the 2015 Chinese peer group are listed below.

•	Anhui Ankai Automobile Co., LTD

•	Hertz Equipment Rental Co., Ltd

•	Macauto Industrial Co., ltd

•	Arval China

•	Boeing

•	Fiat

•	Harley Davidson

•	Canon

Findings and Decisions for 2015 Compensation

The following section of this CD&A focuses on the data reviewed by the Compensation Committee in its December 2014 meeting and the decisions linked to compensation paid to the named executive officers for 2015. Mr. Sjöbring and Mr. Peyron are not included in the summaries below because their employment commenced after the annual review in December 2014.

For the purpose of this analysis, the following guidelines have been followed to increase readability of the information provided;

•	Within +/- 5% of the peer group median – “at” median

•	Within +/- 5-15% of the peer group median – “slightly below/above” the peer group median

•	Within +/- 15-25% of the peer group median – “below/above” the peer group median

•	Outside +/- 25 % of the peer group median – “significantly below/above” the peer group median

Each of the 2014 pie charts below demonstrates the mix of base salary, target short-term incentive, and expected value of long-term incentive awards provided to our named executive officers in 2014, using applicable exchange rates at the time of Towers Watson’s analysis, which information the Compensation Committee reviewed and considered in connection with establishing target pay levels for 2015. Similarly, the percentage changes in each element of compensation reflected below reflect the Compensation Committee’s decisions in December 2014, using applicable exchange rates at the time of Towers Watson’s analysis.

Jan Carlson. Pursuant to the December 2014 analysis provided by Towers Watson, Mr. Carlson’s:

•	base salary was slightly below the peer group median (-11.5%);

•	total cash compensation (base salary plus target annual non-equity incentive award) was at the peer group’s median (-0.3%);

•	total direct compensation (total cash compensation plus the assumed value of long-term incentives) was slightly above the peer group median (+13.3%); and

•	total remuneration (total direct compensation plus the value of the retirement related compensation) was slightly above the market median (+8.4%).

Based on the 2014 pay mix given below and the peer group data review as described above, the Compensation Committee approved the following changes to Mr. Carlson’s 2015 compensation.

Base Salary Adjustment for 2015	Target STI Adjustment for 2015	Assumed Value of Stock Incentive Plan for 2015	Pension Solution for 2015
Increased by 17.0%	No change in terms of % of base salary	Increased by 10.0% compared to 2014 grant	No change in terms of % of base salary

Mats Wallin. Pursuant to the December 2014 analysis provided by Towers Watson, Mr. Wallin’s:

•	base salary was at the peer group median (+3.9%);

•	total cash compensation (base salary plus target annual non-equity incentive award) was at the peer group median (-1.7%);

•	total direct compensation (total cash compensation plus the assumed value of long-term incentives) was slightly above the peer group median (+8.4%); and

•	total remuneration (total direct compensation plus the value of the retirement related compensation) was at the peer group median (-1.2%).

Based on the 2014 pay mix given below and the market data review as described above, the Compensation Committee approved the following changes to Mr. Wallin’s 2015 compensation.

Base Salary Adjustment for 2015	Target STI Adjustment for 2015	Assumed Value of Stock Incentive Plan for 2015(1)	Pension Solution for 2015
Increased by 3.5%	No change in terms of % of base salary	Increased by 6.6% compared to 2014 grant	No change in terms of % of base salary

(1)	Reflects both the increase approved by the Compensation Committee in August 2014 (effective for the February 2015 grant) as part of the Reorganization and the increase approved by the Compensation Committee in February 2015 (effective for the February 2015 grant) as part of the Compensation Committee’s annual review of compensation.

Steve Fredin. Pursuant to the December 2014 analysis provided by Towers Watson, Mr. Fredin’s:

•	base salary was above the peer group median (+22.7%);

•	total cash compensation (base salary plus target annual non-equity incentive award) was slightly above the peer group median (+11.1%);

•	total direct compensation (total cash compensation plus the assumed value of long-term incentives) was below the peer group median (-20.8%); and

•	total remuneration (total direct compensation plus the value of the retirement related compensation) was slightly above the peer group median (+7.7%).

Based on the 2014 pay mix given below and the market data review as described above, the Compensation Committee approved the following changes to Mr. Fredin’s 2015 compensation.

Base Salary Adjustment for 2015	Target STI Adjustment for 2015	Assumed Value of Stock Incentive Plan for 2015(1)	Pension Solution for 2015
Increased by 3.0%	No change in terms of % of base salary	Increased by 24.1% compared to 2014 grant	No change to retirement components

(1)	Reflects both the increase approved by the Compensation Committee in August 2014 (effective for the February 2015 grant) as part of the Reorganization and the increase approved by the Compensation Committee in February 2015 (effective for the February 2015 grant) as part of the Compensation Committee’s annual review of compensation.

George Chang. Pursuant to the December 2014 analysis provided by Towers Watson, Mr. Chang’s:

•	base salary was slightly above the peer group median (+12.9%);

•	total cash compensation (base salary plus target annual non-equity incentive award) was slightly above the peer group median (+12.8%);

•	total direct compensation (total cash compensation plus the assumed value of long-term incentives) was at the peer group median (+2.3%); and

•	total remuneration (total direct compensation plus the value of the retirement related compensation) was slightly above the peer group median (+12.4%).

Based on the 2014 pay mix given below and the market data review as described above, the Compensation Committee approved the following changes to Mr. Chang’s 2015 compensation.

Base Salary Adjustment for 2015	Target STI Adjustment for 2015	Assumed Value of Stock Incentive Plan for 2015(1)	Pension Solution for 2015(2)
Increased by 8.0%	No change in terms of % of base salary	Increased by 24.1% compared to 2014 grant	No change in terms of % of base salary

(1)	Reflects both the increase approved by the Compensation Committee in August 2014 (effective for the February 2015 grant) as part of the Reorganization and the increase approved by the Compensation Committee in February 2015 (effective for the February 2015 grant) as part of the Compensation Committee’s annual review of compensation.

(2)	The Compensation Committee did not increase Mr. Chang’s defined contribution pension level in December 2014; however, in connection with his relocation from China to Sweden, the Compensation Committee increased his defined contribution level from 25% to 35% of his base salary, effective as of August 1, 2015.

Additional 2015 Compensation Decisions

Mr. Sjöbring’s Employment Arrangement

As described above, Mr. Sjöbring commenced employment with the Company as of November 16, 2015 as Group Vice President, Legal Affairs and the General Counsel and Secretary of the Board. The Company agreed to pay Mr. Sjöbring the following “sign-on” cash benefits both as replacement for his short-term and long-term incentives with his previous employer and also in order to induce him to join the Company: (i) a $1.5 million signing bonus, payable within 30 days following his commencement of employment, and (ii) a $1.0 million retention bonus, payable on the third anniversary of his commencement of employment, or upon his earlier death, disability, termination without cause or resignation for good reason. In addition, he received an award of restricted stock units having a value of $1.5 million as of the grant date. The sign-on RSUs will become vested on the fifth anniversary of his commencement of employment, or the earlier occurrence of a change in control or his termination of employment by reason of his death or disability or by the Company without cause or his resignation for good reason. In determining the compensation for Mr. Sjöbring, the market pay level in the U.S. was also taken into consideration. Pursuant to the terms of Mr. Sjöbring’s employment agreement with the Company, he will receive a base salary of $665,000 and a target short-term incentive of 35% of his base salary, as well as certain relocation benefits, including moving and temporary housing expenses, and tax preparation assistance. For additional information regarding these benefits, see footnote 5 to the Summary Compensation table. For information regarding Mr. Sjöbring’s severance benefits under his employment agreement, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.

International Assignment Agreement with Mr. Fredin

In connection with his relocation from the United States to Sweden as of August 17, 2015, Mr. Fredin and the Company entered into an international assignment agreement, which has a term of two years. The main components of his compensation (base salary, short-term incentive, equity incentive and retirement benefits) remain unchanged. However, Mr. Fredin has been and will be provided with benefits pursuant to the Company’s expatriation policy and practices. The additional benefits consist of housing, education, expatriate family health insurance, home trips and relocation and tax consultancy services. Mr. Fredin will also be provided a tax equalization benefit as part of his international assignment contract. For additional information regarding these benefits, see footnote 5 to the Summary Compensation table.

Employment Agreement Addendum with Mr. Chang

In connection with the relocation of Mr. Chang’s primary place of employment from China to Sweden, the Company and Mr. Chang entered into an addendum to his employment agreement, effective as of August 1, 2015. With the exception of his defined contribution benefit, the main components of his compensation (base salary, short-term incentive and equity incentive) remain unchanged. Mr. Chang’s defined contribution benefit was increased from 25% of his base salary to 35% of his base salary, in order to better align with the practices for similarly-situated executives. Additionally, he no longer receives the housing and education benefits previously provided to him in China. On December 4, 2015, Mr. Chang resigned from his position, and he is expected to step down as the Company’s President, Passive Safety prior to the end of June 2016.

Severance Arrangements with Messrs. Peyron and Wallin

During 2015, the Company entered into separation agreements with each of Messrs. Peyron and Wallin. For information regarding the severance benefits provided under these agreements, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.

2015 Additional Benefits

The Company’s executive compensation program also includes certain retirement benefits (see page 42 of this Proxy Statement) and certain other items of compensation, such as a company car. The Compensation Committee believes these benefits are appropriate for each of our named executive officers.

Results of Say-on-Pay

At our 2015 annual meeting of stockholders held on May 5, 2015, approximately 78.2% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 18.3% voted against (with approximately 3.5% abstaining). In considering the results of this most recent advisory vote on executive compensation, our Compensation Committee concluded that the stockholder vote continues to reflect favorable stockholder support of the compensation paid to our named executive officers and the compensation philosophy and objectives of the Company.

The Company will continue to conduct an annual advisory vote on executive compensation until the next scheduled vote regarding the frequency of stockholder advisory voting on the compensation of executives, which is scheduled to occur at the 2017 annual meeting of stockholders.

Material Changes to 2016 Compensation Program

As previously discussed, in 2016, the Compensation Committee approved a new LTI program, pursuant to which the named executive officers received 50% of their 2016 LTI grant value in the form of performance shares and 50% in the form of restricted stock units, as follows:

Executive Officer*	Performance Shares	Restricted Stock Units
Jan Carlson	4,732	4,732
Steven Fredin	1,773	1,773
Lars Sjöbring	1,773	1,773

*Neither Messrs. Wallin nor Chang received any restricted stock units or performance shares in light of their previously-announced upcoming separation from the Company.

With the implementation of the new LTI program, the Compensation Committee eliminated its historical practice of granting stock options with a one-year vesting period.

The executive officer may earn 0%-200% of the target number of performance shares based on the Company’s achievement of specified targets for the Company’s compound annual growth rate (CAGR) for sales and the Company’s CAGR for earnings per share relative to CAGR for Global Light Vehicle Production reported by IHS, each weighted 50%, over a three-year performance period. In order to provide a smooth transition to the new LTI program, the restricted stock units granted in 2016 will vest in three approximately equal annual installments beginning on the first anniversary of the grant date, subject to the executive’s continued employment with the Company on each vesting date. However, beginning with the 2017 LTI grant, the restricted stock units will cliff vest on the third anniversary of the grant date, subject to the executive’s continued employment with the Company on such date.

EXECUTIVE COMPENSATION

The following table shows information concerning the annual compensation for services provided by our President and CEO, our CFO and our four other most highly compensated executives in the fiscal years ended December 31 in the periods 2013, 2014 and 2015:

Summary Compensation Table (1)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jan Carlson President and CEO	2015	1,315,627		449,312	212,879	805,164	-	676,571	3,459,552
	2014	1,124,467		408,169	239,951	559,985	25,273	587,569	2,945,414
	2013	1,081,126		406,788	294,951	817,332	-	606,227	3,206,424

Mats Wallin Chief Financial Officer	2015	544,702(6)		168,333	79,754	233,226	-	2,707,499	3,733,515
	2014	475,392		157,867	92,788	151,682	-	206,346	1,084,075
	2013	437,000		157,277	114,047	192,717	-	175,072	1,076,113

George Chang President Passive Safety	2015	698,835		168,333	79,754	320,765	-	315,197	1,582,886
	2014	569,062		135,555	79,671	212,545	-	333,289	1,330,122
	2013	490,204		135,058	97,937	277,945	-	328,627	1,329,770

Steven Fredin Group VP Sales & Engineering	2015	556,000		168,333	79,754	255,204	342,800	212,604	1,614,696
	2014	526,000		135,555	79,671	196,461	572,900	170,414	1,681,001
	2013	480,000		135,058	97,937	272,160	-	78,134	1,063,289

Lars Sjöbring Group VP Legal Affairs, General Counsel & Secretary	2015	82,548(7)	1,500,000(8)	1,338,451	-	29,470	-	86,307	3,036,776
	2014	171,022(9)		-	-	-	-	20,806	191,828
	2013	323,260	59,863	116,585	84,544	142,558		130,748	857,558
							-
Fredrik Peyron(10) Former Group VP Legal Affairs, General Counsel & Secretary	2015	311,944	56,538(11)	120,586	57,149	128,227	-	846,102	1,520,545

(1)	The amounts contained in the table were paid in Swedish Kronor, USD, EUR, Canadian Dollar (CAD) or Chinese Yuan Renminbi (CNY). All amounts have been converted to U.S. dollars using the following exchange rates: 1 USD = 8.3524 SEK = 6.4908 CNY = 0.9143 EUR = 1.3861 CAD.

(2)	The numbers reflect the aggregate grant-date fair value of the RSUs granted in each respective year, calculated in accordance with FASB Topic 718. The assumptions made in the valuation of the RSUs are contained in Note 15 “Stock Incentive Plan” to the Company’s consolidated financial statements contained in the Company’s 2015 Annual Report. Each of the named executive officers received his RSU grant in February 2015, with the exception of Mr. Sjöbring, who received his RSU grant in connection with his commencement of employment in November 2015.

(3)	The numbers reflect the aggregate grant-date fair value of the options granted in each respective year, calculated in accordance with FASB Topic 718. The assumptions made in the valuation of the options are contained in Note 15 “Stock Incentive Plan” to the Company’s consolidated financial statements contained in the Company’s 2015 Annual Report.

(4)	All amounts contained in the column relate to Change in Pension Value as used for accounting purposes according to U.S. GAAP. In 2013, the value of Mr. Carlson’s benefit under his defined benefit plan decreased by $17,171 and the value of Mr. Fredin’s benefit under the pension plan decreased by $46,400. In 2015, the value of Mr. Carlson’s benefit under his defined benefit plan decreased by $33,694.

(5)	The following table reflects the items that are included in the All Other Compensation column for 2015.

2015 All Other Compensation

Name	Perquisites ($)(a)	Company Contributions to Defined Contribution Plans ($)(b)	Tax Payment ($)(c)	Vacation Supplement ($)(d)	Severance ($)(e)	Total ($)
Carlson	35,055	631,501	-	10,015	-	676,571
Wallin	15,929	177,841	-	6,086	2,507,643	2,707,499
Chang	107,162	203,827	4,208	-	-	315,197
Fredin	141,442	41,476	29,686	-	-	212,604
Sjöbring	40,876	28,892	16,539	-	-	86,307
Peyron	15,515	109,180	-	1,916	719,491	846,102

(a)	For Mr. Carlson, reflects the value of a company car ($33,452), and company-paid healthcare benefits. For Mr. Wallin, reflects the value of a company car and company-paid healthcare benefits. For Mr. Chang, reflects the value of a company car ($27,411), reimbursement for housing accommodations in China ($32,353), relocation expenses ($39,371) and company-paid healthcare benefits. For Mr. Fredin, reflects the value of a company car, reimbursement for club membership, company-paid healthcare benefits, travel costs linked to international assignment, housing accommodation in Sweden, schooling for one child, and other expenses related to his international assignment to Sweden ($48,333). For Mr. Peyron, reflects the value of a company car and company-paid healthcare benefits. For Mr. Sjöbring, reflects the value of a company car, company-paid healthcare benefits, housing accommodation in the U.S., and expenses related to his relocation to the U.S. ($27,099). For all perquisites, the value reported reflects the aggregate incremental cost to the Company of providing the benefit. The Company determined the cost of the company car based on the value of the lease payment or car allowance paid, as applicable, or, in the case of Mr. Chang, the depreciation value of the car.

(b)	Reflects for Messrs. Carlson, Wallin, Chang and Peyron, contributions to the named executive officer’s defined contribution plans. With respect to Mr. Fredin, $10,340 in matching contributions to the U.S. 401(k) plan and $31,136 in matching contributions to the Autoliv North America Non-Qualified Retirement Plan. With respect to Mr. Sjöbring, $1,336 in matching contributions to the U.S. 401(k) plan, $4,623 in matching contributions to the Autoliv North America Non-Qualified Retirement Plan, and $22,933 as contribution to the Supplemental Plan.

(c)	Reflects for Mr. Chang a tax gross-up payment related to his Company-paid healthcare benefits, for Mr. Fredin a tax gross-up payment related to the use of the company car and on the benefits related to his relocation and international assignment, and for Mr. Sjöbring, a tax gross-up payment related to his reimbursements for housing accommodation in the U.S. and relocation expenses. Per the terms of Mr. Fredin’s international assignment agreement, Mr. Fredin is entitled to tax equalization benefits for 2015 (and future years), but, as of the date of this proxy statement, such amounts had not yet been finalized or paid to Mr. Fredin. Accordingly, the Company will include such amounts for Mr. Fredin in a future year.

(d)	Reflects for Messrs. Carlson, Wallin and Peyron the vacation supplement required by Swedish labor law.

(e)	Reflects accrued severance that will become payable in 2016 and in 2017 to Mr. Wallin, but does not include his regular compensation paid for services between January 1, 2016 and his anticipated termination date prior to the end of July 2016. Reflects accrued severance paid in 2015 or that will become payable in 2016 to Mr. Peyron.

(6)	Includes payment of $36,584 for unused vacation days.

(7)	Reflects what Mr. Sjöbring actually received in 2015 as salary. Mr. Sjöbring was a named executive officer of the Company prior to his separation from the Company in 2014. Mr. Sjöbring commenced employment with the Company on November 16, 2015 and would have received $655,000 in salary had he been Group Vice President Legal Affairs, General Counsel for the full year.

(8)	Reflects the signing bonus paid to Mr. Sjöbring in 2015.

(9)	Includes payment of $129,466 for unused vacation days.

(10)	Mr. Peyron was not a named executive officer in 2013 or 2014 and he ceased performing services as the Company’s Group Vice President Legal Affairs, General Counsel effective November 16, 2015.

(11)	Reflects a bonus paid to Mr. Peyron in connection with his commencement of employment as a replacement for his short-term incentive with his previous employer.

2015 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2015:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name		Threshold ($)	Target ($)	Maximum ($)

Jan Carlson	02/16/15				4,244			449,312
	02/16/15					12,732	113.36	212,879
		0	789,376	1,578,752
Mats Wallin	02/16/15				1,590			168,333
	02/16/15					4,770	113.36	79,754
		0	228,653	457,306
George Chang	02/16/15				1,590			168,333
	02/16/15					4,770	113.36	79,754
		0	314,476	628,952
Steve Fredin	02/16/15				1,590			168,333
	02/16/15					4,770	113.36	79,754
		0	250,200	500,400
Lars Sjöbring	11/16/15				12,230			1,338,451
	11/16/15
		0	28,892	57,784
Fredrik Peyron	02/16/15				1,139			120,586
	02/16/15					3,418	113.36	57,149
		0	125,712	251,425

(1)	The numbers reflect the aggregate grant date fair value of the options and RSUs calculated in accordance with FASB Topic 718.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table summarizes the total number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2015:

		Option Awards(1)				Stock Awards(1)
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Jan Carlson	2015		12,732	113.36	02/16/25	4,244		529,524
	2014	13,830		94.87	02/19/24	4,610		575,190
	2013					6,298		785,801
Mats Wallin	2015		4,770	113.36	02/16/25	1,590		198,384
	2014					1,783		222,465
	2013					2,435		303,815
George Chang	2015		4,770	113.36	02/16/25	1,590		198,384
	2014	4,592		94.87	02/19/24	1,531		191,023
	2013					2,091		260,894
Steve Fredin	2015		4,770	113.36	02/16/25	1,590		198,384
	2014	4,592		94.87	02/19/24	1,531		191,023
	2013					2,091		260,894
Lars Sjöbring	2015					12,230	(2)	1,525,937
Fredrik Peyron	2015		3,418	113.36	02/16/25	1,139	(4)	142,113	(4)

(1)	Except as otherwise noted, the options and RSUs were granted on February 19, 2013, February 19, 2014 and February 16, 2015. All options granted are for 10-year terms with an exercise price equal to the fair market value (as defined in the 1997 Plan) per share on the date of grant and become exercisable after one year of continued employment following the grant date. Except as otherwise noted, all RSUs granted generally cliff vest after three years.

(2)	Mr. Sjöbring’s RSUs were granted on November 16, 2015, and cliff vest after five years.

(3)	The closing price on the NYSE for our common stock on December 31, 2015, the last trading day of the year, was $124.77.

(4)	These shares will be forfeited prior to vesting due to Mr. Peyron’s separation from the Company.

Option Exercises and Stock Vested during 2015

The following table summarizes for each of our named executive officers the option awards that were exercised and RSUs that vested during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jan Carlson	-	-	5,000	567,050

Mats Wallin	10,882	408,298	1,933	219,222

George Chang	6,274	259,387	1,533	173,858

Steve Fredin	4,106	163,623	1,533	173,858

Lars Sjöbring	-	-	-	-

Fredrik Peyron	-	-	-	-

(1)	The value realized upon exercise of stock options reflects the difference between the price of a share of our common stock on the date of exercise and the exercise price of the stock option.

(2)	The value realized on vesting of RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of RSUs vested.

Pension Benefits

The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for the named executive officers in the year ended December 31, 2015. Messrs. Wallin, Chang, Sjöbring and Peyron do not participate in a defined benefit plan. Since 2007, when he became the CEO, Mr. Carlson has not participated in a defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments during Last Fiscal Year ($)
Jan Carlson(1)	Defined Benefit	2	253,002(2)	0
Mats Wallin	-	-	-	-
George Chang	-	-	-	-
Steve Fredin	Autoliv ASP, Inc. Pension Plan	24	552,400(3)	0
	Autoliv ASP, Inc. Excess Pension Plan	24	1,023,300(3)	0
	Autoliv ASP, Inc. Supplemental Pension Plan	24	154,700(3)	0
Lars Sjöbring	-	-	-	-
Fredrik Peyron	-	-	-	-

(1)	Before becoming CEO, Mr. Carlson participated in a defined benefit plan, which is now frozen. The future defined benefit entitlement is based on Mr. Carlson’s base salary at the time the defined benefit plan was frozen and the number of years he was participating in the defined benefit plan. The benefit entitlement is indexed each year based on the Swedish consumer price index.

(2)	Represents the present value of Mr. Carlson’s expected pension benefits in the Sweden Executives plan at retirement according to US GAAP. The discount rate used to calculate the present value as of December 31, 2015 was 3.60%, inflation assumption / pension indexation was 2.00% and price base index increase was 3.00%. The calculations are based on the latest mortality table available from Svensk Försäkring, DUS14 (white collar).

(3)	The actuarial present value of Mr. Fredin’s accumulated plan benefit is based on Mr. Fredin’s accrued benefit in each plan as of December 31, 2015, using the plan’s benefit formula and actual earnings and service through December 31, 2015. The calculation is based on the same assumptions used for financial reporting purposes under generally accepted accounting principles with the following exceptions: (a) Mr. Fredin was assumed to retire on his normal retirement date of March 1, 2027, (b) Mr. Fredin was assumed to elect a lump sum payment in all plans, payable on March 1, 2027, and (c) no pre-retirement decrements (withdrawal, retirement, disability, or death) were assumed. Key assumptions used to calculate the defined benefit values as of December 31, 2015, are as follows: (i) discount rate of 4.5%, (ii) lump sum interest rates of 5.96% for the first five years, 5.59% for the next 15 years, and 5.26% thereafter, and (iii) solely for determination of the projected lump sum amounts, the assumed future applicable mortality table under U.S. Internal Revenue Code Section 417(e) rates based on RP2014 base table back-projected to 2006 and projected forward using Projection Scale MP2015.

U.S. Pension Plan. During 2015, Mr. Fredin participated in the Autoliv ASP, Inc. Pension Plan (which we refer to as the “Pension Plan”). The Pension Plan is a funded, defined benefit pension plan that provides benefits for the Company’s U.S. employees hired prior to January 1, 2004, who meet minimum age and service eligibility requirements. Subject to certain limitations, the monthly retirement benefit under the Pension Plan (assuming attainment of age 65, the retirement age specified by the plan, and an election to receive payments in the form of a life annuity), is determined in accordance with a formula that takes into account the following factors: the highest average of any consecutive five calendar years of pensionable earnings during the last ten years of employment (“average final earnings”), and the number of years of benefit service. The retirement benefit for Mr. Fredin under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

•	1.0% of average final earnings times years of benefit service prior to 12/31/2005, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service prior to 12/31/05, plus

•	0.7% of average final earnings times years of benefit service on or after 1/1/2006, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service on or after 1/1/2006.

For purposes of this formula, “earnings” in a given year means the participant’s gross annual compensation, excluding amounts credited or paid under the key employees stock option and performance unit plan, long-term incentive plans, severance pay and reimbursement for employment-related expenses, but including bonuses and incentive pay which is not, and has not been, subject to deferred income taxation under the U.S. Internal Revenue Code. “Covered Compensation” means the average of the Social Security taxable wage bases during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age. Pension Plan benefits will begin when a participant reaches normal retirement age, defined as age 65. Benefits can commence immediately upon termination if the participant is vested after five years of vesting service, but if benefits are commenced prior to age 60, the benefit will be lower than at normal retirement age. Disability retirement is offered under the Pension Plan to participants who have at least 15 years of vesting service, are eligible to receive Social Security Disability benefits, become totally and permanently disabled while employed, and are not eligible to participate in long-term disability insurance.

Benefits under the Pension Plan are payable in the form of a lump sum or annuity, as selected by the participant. Participants in the Pension Plan will be 100% vested in their plan benefit after five years of vesting service or if they reach age 65 while employed by Autoliv. Mr. Fredin is fully vested in his Pension Plan benefits.

Excess Pension Plan. Mr. Fredin also participated in the Autoliv ASP, Inc. Excess Pension Plan (which we refer to as the “Excess Pension Plan”). The Excess Pension Plan is an unfunded, nonqualified defined benefit retirement plan, pursuant to which participating U.S. employees are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan. Benefits payable under the Excess Pension Plan are calculated without regard to the limitations imposed by the U.S. Internal Revenue Code on the amount of compensation that may be taken into account under the Pension Plan. The purpose of the Excess Pension Plan is to supplement the benefits payable under the Pension Plan.

The supplemental benefit payable under the Excess Pension Plan is equal to the excess, if any, of (i) the monthly benefit that would be payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, computed without regard to applicable U.S. Internal Revenue Code limitations, and computed as if amounts deferred under a bonus or incentive compensation plan had been counted as “earnings” under the Pension Plan), over (ii) the amount of monthly benefit payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, as limited by the U.S. Internal Revenue Code and the terms of the Pension Plan. Benefits under the Excess Pension Plan will be payable in a single lump sum on the first day of the seventh month following the month in which the executive retires or otherwise separates from service. Mr. Fredin is fully vested in his benefits in the Excess Pension Plan.

Supplemental Pension Plan. Mr. Fredin is a named plan participant in the Autoliv ASP, Inc., Supplemental Pension Plan which was established November 1, 2015, to correct an administrative error that was made in 1997 and discovered and corrected in 2015. The plan provides a supplemental pension benefit to a select group of management who were former employees of Morton International, Inc. and became employees of Autoliv

North America prior to the merger with Morton International, Inc. The supplemental benefit is an amount equal to the sum of (1) the difference between (a) what Mr. Fredin’s accrued benefit would have been under the Pension Plan had he been credited with benefit service with Autoliv ASP, Inc., beginning May 1, 1997 instead of July 1, 1999 and (b) Mr. Fredin’s actual accrued benefit under the Pension Plan and (2) the additional benefit, if any, which would have been paid to him under the Excess Pension Plan had his Pension Plan benefit been determined in accordance with (a) above.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the Autoliv North America Non-Qualified Retirement Plan (which we refer to as the Non-Qualified Retirement Plan). Mr. Fredin and Mr. Sjöbring are the only named executive officers that participate in the Non-Qualified Retirement Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Jan Carlson	-	-	-	-	-
Mats Wallin	-	-	-	-	-
George Chang	-	-	-	-	-
Steven Fredin	55,600	31,136	(35,727)	0	1,699,315
Lars Sjöbring	5,778	27,556	(81)	0	33,253
Fredrik Peyron	-	-	-	-	-

(1)	Messrs. Fredin’s and Sjöbring’s contributions to the Non-Qualified Retirement Plan are included in the amount reported as “Salary” in the Summary Compensation table for fiscal year 2015.

(2)	The Company’s matching contributions to the Non-Qualified Retirement Plan are included in the “All Other Compensation” in the Summary Compensation table for Messrs. Fredin and Sjöbring for fiscal year 2015.

(3)	Aggregate earnings are not includable in the Summary Compensation table because such earnings are not above-market or preferential interest rates.

(4)	Includes amounts previously reported in the Summary Compensation Table, in the previous years when earned if that executive officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and Company matching contributions.

Pursuant to the Non-Qualified Retirement Plan, participants may elect to defer a stated percentage of their base salary for each plan year, as determined by the administrative committee of the plan; provided, however, the amount deferred may not exceed 25% of a participant’s base salary. Earnings (and losses) are credited to participants’ accounts based on participant choices between various investment options and the rate of return determined by the administrative committee of the plan.

Participants are eligible to receive matching contributions equal to 80% of their deferred amounts. For plan years ending on or before December 31, 2008, deferred amounts in excess of 12% of the participant’s compensation were not eligible for matching contributions. For plan years beginning on or after January 1, 2009, deferred amounts in excess of 7% of the participant’s compensation are not eligible for matching contributions. Contributions for Mr. Sjöbring will be increased so that the total value of retirement-related contributions made by the Company (including contributions to the 401(k) plan) will be equivalent to 35% of his base salary. Participants are always 100% vested in their deferred amounts and earnings thereon; provided, however, matching contributions and earnings thereon in a participant’s account are subject to forfeiture if the participant is determined by the Board to have stolen Company assets, violated the Company’s Standards of Business Conduct and Ethics or disclosed confidential business or technical information of the Company to unauthorized third parties.

Participants may elect to receive distributions from their accounts on the first day of the seventh month following the occurrence of any one of the following distribution events as designated by the participant: (i) separation from service, (ii) death, (iii) attainment of normal retirement age (65), or (iv) attainment of early retirement age (age 55 and at least five years of service with the Company). Amounts will be distributed in one of the following forms, as selected by the participant: (i) a single lump sum, (ii) 60 approximately equal monthly installments or (iii) 120 approximately equal monthly installments.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change in control. The paragraphs below summarize the material terms of such agreements with our named executive officers, including Mr. Peyron, our former Group Vice President Legal Affairs and General Counsel, Mr. Wallin, our Chief Financial Officer and Group Vice President, Finance, and Mr. Chang, our President, Passive Safety. However, Mr. Peyron separated from the Company effective November 16, 2015, and Messrs. Wallin and Chang will separate from the Company effective no later than July 31, 2016 and prior to the end of June 2016, respectively. Following their separation with the Company, Messrs. Peyron, Wallin and Chang will not be entitled to the benefits provided in the employment agreement and severance agreement, except as disclosed below. A summary of the separation agreements with Messrs. Peyron and Wallin may be found later in this section. As of the date of this Proxy Statement, the Company has not entered into a separation agreement with Mr. Chang.

Employment Agreements. The Company has an employment agreement with each of our named executive officers. The employment agreements obligate the Company to provide 18 months’ notice of termination of employment for each of the named executive officers other than Mr.Sjöbring and Mr.Peyron, who are entitled to 6 months’ notice of termination (unless either Messrs. Fredin, Chang, Peyron or Sjöbring is terminated for “cause,” in which case termination would be effective immediately), as well as certain severance payments. Each of the named executive officers must provide the Company with 6 months’ notice of resignation, with the exception of Mr. Carlson, who must provide the Company with 12 months’ notice of resignation. The employment agreements automatically terminate on the last day of the month before Messrs. Chang’s, Fredin’s, Sjöbring’s and Peyron’s 65th birthday, and before Messrs. Carlson’s and Wallin’s 60th birthday.

Except as provided below, following the executive’s termination of employment, each of the named executive officers are prohibited from competing with the Company for a period of 12 months. Such noncompetition covenant does not apply in the event that (i) the Company terminates Messrs. Carlson’s or Wallin’s employment for any reason other than by reason of the executive’s breach of the agreement or Messrs. Chang’s, Fredin’s, Peyron’s and Sjöbring’s employment for any reason other than for Cause, or (ii) Messrs. Carlson, Wallin terminate employment due to the Company’s breach of the agreement or Messrs. Chang, Fredin, Peyron or Sjöbring resign for Good Reason. In consideration for such noncompetition covenant, the Company is obligated to make up to 12 monthly payments equal to the difference between the executive’s monthly gross salary as of the date of his employment termination and any lower salary earned by the executive in any new employment, if any. The aggregate monthly payments are limited to a maximum of 60% of the gross salary earned as of the date of his employment termination, and the Company will cease making payments once such aggregate amount has been reached. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.

In addition to receiving full base salary and benefits during the requisite notice period, if Messrs. Carlson, or Wallin is terminated involuntarily by the Company other than for breach of the agreement or if the Company terminates Messrs. Chang’s, Fredin’s, Peyron’s or Sjöbring’s employment involuntarily other than for Cause or if Messrs. Chang, Fredin, Peyron or Sjöbring resigns for Good Reason, then the executive would be entitled to a lump sum severance payment equal to, in the case of Messrs. Peyron and Sjöbring, one and one-half times his then-current base salary, or, in the case of Messrs. Carlson, Wallin, Chang and Fredin, the sum of (i) the executive’s then-current annual salary, (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or, if higher, the annual bonus for the fiscal year immediately prior to the year of termination, (iii) the annual taxable value of the benefit of a company car, and (iv) the value of any defined benefit or defined contribution plan benefits to which the executive would have been entitled to if he remained in service for one year following termination.

Severance Agreements. Each of the named executive officers, other than Messrs. Sjöbring and Peyron, has a change-in-control severance agreement (“CiC Severance Agreement”) with the Company. Pursuant to the terms of each of the CiC Severance Agreements, in the event that during the two-year period following a change of control, (i) the executive terminates his employment for Good Reason, (ii) the Company terminates the executive’s employment for any reason other than death or for Cause, or (iii) the executive’s employment is terminated due to disability, the executive would be entitled to receive an immediate lump sum payment (the “CiC Severance Payment”) in an amount equal to 2.5 times the sum of (a) such executive’s then-current annual salary

(or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes Good Reason), (b) the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (c) the taxable value of the benefit of a company car, and (d) the value of any defined benefit or defined contribution plan benefits to which the executive would have been entitled to if he remained in service for one year following termination. Messrs. Carlson and Wallin would also be entitled to the CiC Severance Payment in the event that they choose to terminate their employment for any reason during the 30-day period commencing one year after the change of control. The CiC Severance Payment is in lieu of the salary and benefits payable during the requisite notice period and the severance benefits that would otherwise be payable under the executive’s employment agreement.

For purposes of the discussion above, the following terms have the following meanings:

“Cause” generally means (i) the willful and continued failure by the executive to substantially perform his duties, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

“Change in Control” generally means (i) the acquisition of 25% (or 20%, in the case of Messrs. Chang and Fredin) or more of the Company’s voting securities; or (ii) the members of the Board cease to constitute a majority of the Board; or (iii) consummation of merger or consolidation unless (1) the current stockholders continue to own at least 60% of the surviving entity’s voting securities, or (2) such transaction was effected to implement a recapitalization of the Company in which no person acquires 25% or more of the Company’s voting securities; or (iv) stockholder approval of a liquidation or dissolution or consummation of an agreement for the sale or disposition of all or substantially all of the Company’s assets (unless the current stockholders continue to own at least 60% of the Company’s voting securities after such transaction).

“Good Reason” generally means the occurrence of any one of the following events without the executive’s express written consent: (i) the assignment to the executive of any duties inconsistent with his status as an executive officer or a substantial adverse alteration in the nature or status of his responsibilities; (ii) any reduction in the executive’s annual base salary; (iii) relocation of the executive’s principal place of employment to a location more than 30 miles, or 45 kilometers, in the case of Mr. Fredin, from his then-current principal place of employment; (iv) the Company’s failure to pay any portion of the executive’s compensation; (v) the discontinuance of any compensation plan in which the executive participated which is material to his total compensation; (vi) in the case of Messrs. Carlson and Wallin, any direct or indirect reduction of any material fringe benefit in place at the time of the change in control, or the Company’s failure to provide the number of paid vacation days to which executive is entitled; (vii) any purported termination of the executive’s employment which is not effected pursuant to the notice requirements under the Severance Agreement; or (viii) the failure by any successor to the Company to expressly assume the employment agreement.

Equity Awards. Pursuant to the 1997 Plan, upon the occurrence of a change in control, any outstanding options and RSUs held by the executive would fully vest. Pursuant to the agreements evidencing awards granted under the 1997 Plan, upon the executive’s death or retirement, any outstanding RSUs held by the executive would become fully vested. Upon an executive’s involuntary termination of employment absent a change in control, any outstanding options and RSUs that would vest during the applicable notice period, if any, would become fully vested.

Estimated Payments to NEOs upon Termination of Employment under Various Circumstances or a Change in Control. The following tables set forth the estimated value of the payments and benefits described above to each of Messrs. Carlson, Wallin, Chang, Fredin and Sjöbring upon termination of employment under various circumstances or a change in control. The amounts shown assume that the triggering events occurred on December 31, 2015. For the purpose of the calculations, the 2015 defined contribution payments for each named executive officer have been used. The amounts contained in the table would be paid in Swedish Kronor, CNY or USD. All amounts have been converted to U.S. dollars using the following exchange rates: 1 USD = 8.3524 SEK = 6.4908 CNY.

Jan Carlson

Estimated Potential Payment or Benefit	Voluntary Resignation ($)	Involuntary Termination ($)	Termination by Company by reason of Executive breach ($)	Change in Control ($)	Change in Control and Termination without Cause or Resignation for Good Reason ($)(9)	Death ($)
Lump sum cash severance payment	-	2,655,995(7)	-	-	6,639,987	-
Continuing salary/annual incentive payments during requisite notice period	1,315,627	2,762,816	2,762,816	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	789,376	-	789,376	-	-	-
Continuing health, welfare and retirement benefits(2)	633,093	949,640	949,640	-	-	-
Accelerated vesting of equity(3)	- (4)	1,360,991(5)	-	2,035,787(6)	2,035,787(6)	1,890,515(8)
Company car(10)	33,452	50,178	50,178	-	-
Total	2,771,548	7,779,620	4,552,010	2,035,787	8,675,774	1,890,515

Mats Wallin

Estimated Potential Payment or Benefit	Voluntary Resignation ($)	Involuntary Termination ($)	Termination by Company by reason of Executive breach ($)	Change in Control ($)	Change in Control and Termination without Cause or Resignation for Good Reason ($)(9)	Death ($)
Lump sum cash severance payment	-	884,941(7)	-	-	2,212,352	-
Continuing salary/annual incentive payments during requisite notice period	254,059	990,829	990,829	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	304,870	-	304,870	-	-	-
Continuing health, welfare and retirement benefits(2)	89,714	269,141	269,141	-	-	-
Accelerated vesting of equity(3)	- (4)	526,280(5)	-	779,090(6)	779,090(6)	724,664(8)
Company car(10)	7,143	21,429	21,429	-	-	-
Total	655,786	2,692,620	1,586,270	779,090	2,991,442	724,664

George Chang

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination without Cause or Resignation for Good Reason ($)(9)	Death ($)
Lump sum cash severance payment	-	1,235,283(7)	-	-	3,088,206	,-
Continuing salary/annual incentive payments during requisite notice period	349,418	1,362,729	-	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	419,301	-	419,301	-	-	-
Continuing health, welfare and retirement benefits(2)	122,920	368,759	-	-	-	-
Accelerated vesting of equity(3)	- (4)	451,917(5)	-	704,727(6)	704,727(6)	650,301(8)
Company car(10)	13,624	40,873	-	-	-	-
Total	905,263	3,459,560	419,301	704,727	3,792,933	650,301

Steve Fredin

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination without Cause or Resignation for Good Reason ($)(9)	Death ($)
Lump sum cash severance payment	-	832,331(7)	-		2,080,828	-
Continuing salary/annual incentive payments during requisite notice period	278,000	1,084,200	-	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	333,600	-	333,600	-	-	-
Continuing health, welfare and retirement benefits(2)	30,759	92,278	-	-	-	-
Accelerated vesting of equity(3)	- (4)	451,917(5)	-	704,727(6)	704,727(6)	650,301(8)
Company car(10)	8,361	25,084	-	-	-	-
Total	650,721	2,485,810	333,600	704,727	2,785,555	650,301

Lars Sjöbring

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination without Cause or Resignation for Good Reason ($)(9)	Death ($)
Lump sum cash severance payment	-	1,982,500(11)	-	-	1,982,500(11)	1,000,000(11)
Continuing salary/annual incentive payments during requisite notice period	327,500	327,500	-	-	327,500	-
Salary differential payments in consideration for noncompetition with the Company(1)	393,000	-	393,000	-	-	-
Continuing health, welfare and retirement benefits(2)	124,119	124,119	-	-	124,119	-
Accelerated vesting of equity(3)	- (4)	1,525,937(5)	-	1,525,937(6)	1,525,937(6)	1,525,937(8)
Company car(10)	13,600	13,600	-	-	13,600	-
Total	858,219	3,973,656	393,000	1,525,937	3,973,656	2,525,937

The following footnotes apply to each of the tables above:

(1)	Reflects a monthly payment of 60% of the monthly gross salary earned as of the date of the executive’s employment termination, multiplied by 12, which is the maximum amount available to the executive pursuant to the terms of his employment agreement.

(2)	Reflects the value of the benefits disclosed in footnote (5) to the Summary Compensation table (with the exception of amounts paid as vacation supplements or settlements) that the executive would be entitled to during the requisite notice period. The estimated values are determined based on the Company’s cost of providing such benefits during 2015.

(3)	Reflects the value of unvested options and RSUs that vest (in whole or in part) upon the designated event, based on the closing price for our common stock on December 31, 2015 ($124.77). For the purpose of this calculation, outstanding unvested options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

(4)	As discussed above, upon a voluntary termination, the executive would be entitled to receive his compensation and benefits during the 12-month (or 6-month) notice period, including any equity awards that would vest during such period. However, per the terms of the RSU agreements, the RSUs will not continue to vest if the executive has given notice of termination. The value of the equity awards upon a voluntary termination does not assume that any in-the-money options that would vest during the requisite notice period would necessarily be exercised. Accordingly, the value of the equity awards upon a voluntary termination is assumed to be $0.

(5)	As discussed above, upon an involuntary termination, the executive would be entitled to receive his compensation and benefits during the notice period, including any equity awards that would vest during such period. The value of the equity awards upon an involuntary termination reflects the value of the RSUs that would vest during the notice period following December 31, 2015, but does not assume that any in-the-money options that would vest would necessarily be exercised.

(6)	Upon a change in control, all options and RSUs vest in full. The value of the equity awards upon a change in control reflects the value of all unvested stock options and RSUs on December 31, 2015, and assumes a cash settlement of all unvested options.

(7)	For purposes of calculating the lump sum payment, the average of the annual bonuses received by the executive for the two most recent fiscal years (2014 and 2015) was used, which is greater than the annual bonus for the fiscal year immediately prior to the year of termination (2014, assuming a December 31, 2015 termination date).

(8)	Reflects the value of unvested RSUs that vest upon the executive’s termination of employment by reason of death, but does not assume that any in-the-money options that would vest would necessarily be exercised.

(9)	Qualifying termination after a change in control shall mean resignation for good reason, termination without cause or termination due to disability.

(10)	Reflects the value of the company car, fuel and parking during the requisite notice period. The estimated values are determined based on the Company’s cost (or estimated cost as of December 31, 2015) of providing such benefits during 2015.

(11)	Includes payment of Mr. Sjöbring’s $1.0 million retention bonus, which would become payable in full upon the designated events.

Separation Agreement with Mr. Peyron. The Company entered into a separation agreement with Mr. Peyron, pursuant to which he has received or will receive the following severance benefits pursuant to the terms of his employment agreement with the Company: (i) continued salary, bonus and benefits through February 29, 2016 (the requisite 6-month notice period), with a value of approximately $147,859, and (ii) a lump sum cash severance payment of $538,767, payable in March 2016. Pursuant to Swedish law, Mr. Peyron will also receive a lump sum payment of $32,865 for his unused vacation days. In addition, Mr. Peyron’s stock options granted in 2015 became exercisable on their scheduled vesting date (February 16, 2016). In connection with his separation, Mr. Peyron forfeited his RSUs that were granted on February 16, 2015.

Separation Agreement with Mr. Wallin. On November 20, 2015, the Company and Mr. Wallin mutually agreed that Mr. Wallin would step down as the Company’s Chief Financial Officer and Group Vice President, Finance, effective as of a date no later than July 31, 2016. The Company entered into a separation agreement with Mr. Wallin, pursuant to which he will receive the following severance benefits under the terms of his employment agreement with the Company: (i) continued salary, bonus and benefits for a period of 18 months following the agreement effective date (approximately July 31, 2016), with a value of approximately $1,273,208, and (ii) a lump sum cash severance payment of $884,941, payable in February 2018. Pursuant to the separation agreement, Mr. Wallin has agreed to remain in his position until his successor has joined the Company. In consideration thereof, Mr. Wallin will also receive his short-term cash incentive award for 2016, payable in March 2017, subject to meeting applicable performance objectives, and an additional lump sum cash payment equal to three months of his base salary, with a value of approximately $127,029, payable in August 2016. In addition, Mr. Wallin’s RSUs granted in 2014 will vest on their scheduled vesting date February 19, 2017.

Mr. Chang’s Resignation. On December 4, 2015, Mr. Chang resigned from his position, effective as of a date prior to the end of June 2016. Mr. Chang will receive benefits and payments under his employment agreement for a resignation without good reason, as described above. In addition, Mr. Chang will also receive his short-term cash incentive award for 2016, payable in March 2017, subject to meeting applicable performance objectives and prorated based on his length of service during 2016. As of the date of this Proxy Statement, the Company has not entered into a separation agreement with Mr. Chang.

ITEM 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, Autoliv stockholders are entitled to cast an advisory vote on the Company’s executive compensation program. As discussed in the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement, our compensation system plays a significant role in the Company’s ability to attract, retain, and motivate management talent, which the Board believes is necessary for the Company’s long-term success. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement and the tabular and other disclosures on compensation under Executive Compensation beginning on page 38 of this Proxy Statement, and cast a vote either to endorse or not endorse the Company’s compensation of its named executive officers through the following resolution:

“Resolved, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. The next advisory vote on executive compensation will be held at the 2017 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO APPROVE NAMED EXECUTIVE COMPENSATION ON A NON-BINDING BASIS.

ITEM 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young AB as the independent accounting firm for the Company’s fiscal year ending December 31, 2016. The committee has been advised that Ernst & Young AB has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.

In accordance with directions of the Audit Committee, this appointment is being presented to the stockholders for ratification at the Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company’s Restated Certificate of Incorporation or the By-Laws, the Audit Committee and management believe that such ratification is desirable. In the event this appointment is not ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote on the appointment at the Annual Meeting, the Audit Committee will consider that fact when it selects its independent auditors for the following year.

Ernst & Young AB has been the independent accounting firm for the Company since May 1997. Ernst & Young AB has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by Ernst & Young AB during 2015 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

The Company has been advised that a representative of Ernst & Young AB will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB AS THE COMPANY’S INDEPENDENT AUDITORS.

Fees of Independent Auditors (Dollars in millions)
Type of Fees	2015	2014
Audit Fees	$7.288	$7.335
Audit-Related Fees	$0.182	$0.135
Tax Fees	$0.030	$0.030
All Other Fees	-	-
Total	$7.500	$7.500
Percent of total that were Audit or Audit-Related	99.6%	99.6%

Audit Fees, Audit-Related Fees, and Tax Fees are calculated in accordance with Autoliv’s average exchange rates for 2015 or 2014, as applicable.

Audit Fees

Audit fees for the fiscal years ended December 31, 2015 and 2014 relate to professional services provided by Ernst & Young AB for the audit of the Company’s annual financial statements for such years, including the reviews of the financial statements included in the Company’s Annual Reports on Form 10-K for those fiscal years.

Audit-Related Fees

Audit-Related Fees for the fiscal years ended December 31, 2014 and 2015 relate mainly to Ernst & Young AB’s reviews of benefits plans and other attestation services other than the audit of financial statements.

Tax Fees

Tax Fees for the fiscal year ended December 31, 2015 relate to professional services provided by Ernst & Young AB for tax compliance, tax advice and tax planning.

All Other Fees

Ernst & Young AB billed no fees related to any other services for the fiscal years ended December 31, 2015 and 2014.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted guidelines for the provision of audit and non-audit services by Ernst & Young AB, including requiring Audit Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit Committee took into consideration the need to ensure the independence of Ernst & Young AB while recognizing that Ernst & Young AB may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee, and the person granting such approval must report such approval to the Committee at the next scheduled meeting.

The Audit Committee has considered the audit, audit-related, tax and all other services discussed above and additional information provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with the independence of Ernst & Young AB. The Audit Committee pre-approved all such services in 2015.

ITEM 4 - DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

For business to be properly brought by a stockholder before an annual meeting of stockholders, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with our By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws. No such notices were received for the 2016 Annual Meeting.

Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy card confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing standards of the NYSE, see “How Your Shares Will Be Voted” on page 1 of this Proxy Statement.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers of the Company and persons who hold more than 10% of our common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2015, the Section 16(a) filing requirements were complied with by all the Reporting Persons during and with respect to such year.

Stockholder Proposals for 2017 Annual Meeting

Proposals Pursuant to Rule 14a-8. Under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended to be presented at the 2017 annual stockholders meeting must be received by us on or before November 28, 2016 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2017 annual stockholders meeting.

Proposals Pursuant to our By-Laws. Under our By-Laws, in order to bring any business before the stockholders at the 2017 annual stockholders meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary at our principal executive offices no earlier than the close of business on February 9, 2017 and no later than the close of business on March 11, 2017.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, including the text of the proposed business and any resolutions proposed for consideration and any proposed amendment to our By-Laws and the reasons for conducting such business at the annual meeting, (b) a representation that the stockholder is a holder of record of the shares entitled to vote at the Annual Meeting of Stockholders and intends to appear in person or by proxy, (c) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (d) the class or series and number of shares of stock of the Company which are owned beneficially and of record by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, (e) any material interest of the stockholder in such business, and (f) a description of any agreement, arrangement or understanding with respect to such business between or among the stockholder any affiliates, associates or others acting in concert with the stockholder.

Nominations Pursuant to our By-Laws. Under our By-Laws, in order to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of our By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws.

By Order of the Board of Directors of Autoliv, Inc.:

Lars Sjöbring

Group Vice President Legal Affairs,

General Counsel and Secretary

March 28, 2016

Stockholm, Sweden

Autoliv, Inc.

Mailing address: Box 70381, SE-107 24 Stockholm, Sweden

Visiting addresses: Vasagatan 11, SE-111 20 Stockholm, Sweden

Klarabergsviadukten 70, Section C, 6th floor Stockholm, Sweden

Tel: +46 8 587 206 00; Fax +46 8 24 44 93

Company website: www.autoliv.com

Investor relations:

Sweden Tel: +46 8 587 206 27

U.S. Tel: +1 (248) 223 8107

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 10, 2016.

Vote by Internet
•	Go to www.envisionreports.com/ALV
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Robert W. Alspaugh	☐	☐	02 - Aicha Evans	☐	☐	03 - Leif Johansson	☐	☐
04 - David E. Kepler	☐	☐	05 - Franz-Josef Kortüm	☐	☐	06 - Xiaozhi Liu	☐	☐
07 - George A. Lorch	☐	☐	08 - Kazuhiko Sakamoto	☐	☐	09 - Wolfgang Ziebart	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory Vote on Autoliv, Inc.’s 2015 Executive Compensation.	☐	☐	☐	3.	Ratification of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2016.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 —Please keep signature within the box.

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Dear Stockholder:

Stockholders of Autoliv, Inc. can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include:

Vote by Internet

Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast by Internet up until 9:00 a.m. Eastern Time on the day of the Annual Meeting.

Internet Account Access

Stockholders may access their accounts on-line at www.computershare.com. Among the services offered through Account Access, dividend payment histories can be viewed, address changes requested, tax identification numbers certified and Direct Deposit requested.

Direct Deposit of Dividends

Autoliv encourages stockholders to authorize the electronic deposit of the quarterly dividends payments directly into their checking or savings account. To enroll, please mail your request along with a copy of your voided check to Computershare at the address noted below, or logon to your account at www.computershare.com.

Transfer Agent Contact Information

Computershare Investor Services	Telephone Inside the USA: (800) 446-2617
P.O. BOX 30170	Telephone Outside the USA: (781) 575-2879
College Station, TX, 77842	TD/TTY for Hearing Impaired: (800) 952-9245

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Autoliv, Inc.

This proxy is solicited on behalf of the Board of Directors of Autoliv, Inc. for use at the Annual Meeting of Stockholders to be held May 10, 2016 and at any adjournment or postponement thereof.

The undersigned hereby revokes all proxies and appoints Jan Carlson and Lars Sjöbring, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Tuesday, May 10, 2016 at 9:00 a.m. local time at The Langham Chicago, 330 North Wabash Avenue, Chicago, Illinois 60611, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting.

In their discretion, Mr. Carlson and Mr. Sjöbring are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the election of the nominees to the Board and FOR proposal 2 and FOR proposal 3.

Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote.

(Continued and to be dated and signed on reverse side.)

Vote by Internet • Go to www.envisionreports.com/ALV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Autoliv, Inc. Stockholder Meeting to be Held on May 10, 2016

Pursuant to Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/ALV to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 29, 2016 to facilitate timely delivery.

Stockholder Meeting Notice & Admission Ticket

Autoliv, Inc.’s Annual Meeting of Stockholders will be held on May 10, 2016 at The Langham Chicago, 330 North Wabash Avenue, Chicago, Illinois 60611, USA, at 9:00 a.m. Local Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR all nominees and FOR proposals 2 and 3.

1.	Election of nine directors to the Board of Directors for a term of office expiring on the date of the 2017 Annual Meeting of Stockholders:

Robert W. Alspaugh, Aicha Evans, Leif Johansson, David E. Kepler, Franz-Josef Kortüm, Xiaozhi Liu, George A. Lorch, Kazuhiko Sakamoto and Wolfgang Ziebart.

2.	Advisory Vote on Autoliv, Inc.’s 2015 Executive Compensation.

3.	Ratification of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2016.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice and identification with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

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Internet – Go to www.envisionreports.com/ALV. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

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Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

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Email – Send email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, the number located in the shaded bar on the reverse and state that you want to receive a paper copy of current meeting materials.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 29, 2016.

02AMYA